EXHIBIT 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
BARINGS BDC, INC.,
MUSTANG ACQUISITION SUB, INC.,
MVC CAPITAL, INC.,
and
BARINGS LLC
Dated as of August 10, 2020

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Appendix A Definitions
Exhibit A Certificate of Incorporation of the First Step Surviving Corporation
Exhibit A-1 Calculation of Exchange Rate Adjusted Asset Value
Exhibit B October 31 Pro Forma NAV Schedule
Exhibit C October 31 Pro Forma ICTI Schedule
Exhibit D Closing Pro Forma NAV Schedule
Exhibit E Closing Pro Forma ICTI
Exhibit F Terms of Credit Support Agreement

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2020 (this “Agreement”), is made by and among Barings BDC, Inc., a Maryland corporation (“Parent”), Mustang Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Acquisition Sub”), MVC Capital, Inc., a Delaware corporation (the “Company”), and Barings LLC, a Delaware limited liability company (the “Parent External Adviser”). The Parent External Adviser is a party to this Agreement solely for purposes of Article II (with respect to the Cash Consideration), Article V (Representations and Warranties of the Parent External Adviser), Section 6.20(a) (Credit Support Agreement), Section 8.4 (Amendments), Section 8.5 (Extension and Waiver) and Article IX (General Provisions). Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.
W I T N E S S E T H:
WHEREAS, each of Parent and the Company has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act;
WHEREAS, each of (i) the board of directors of the Company (the “Company Board”), upon the approval of and recommendation by a Strategic Review Committee of the Company Board (the “Company Strategic Review Committee”), and (ii) the respective boards of directors of Parent (the “Parent Board”) and Acquisition Sub have unanimously approved the acquisition of the Company by Parent in two steps via a business combination pursuant to the terms and subject to the conditions and limitations set forth in this Agreement;
WHEREAS, the Company Board and the board of directors of Acquisition Sub have unanimously approved and declared advisable, and each of the Parent Board and Parent as the sole stockholder of Acquisition Sub has approved or adopted, this Agreement and the transactions contemplated hereby, including (i) the first step being a merger of Acquisition Sub with and into the Company (the “First Step”), with the Company surviving as a wholly-owned Subsidiary of Parent (sometimes referred to in such capacity as the “First Step Surviving Corporation”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), and (ii) the second step being a merger of the First Step Surviving Corporation with and into Parent (the “Second Step” and, together with the First Step, the “Merger”), with Parent as the surviving company in the Second Step (sometimes referred to in such capacity as the “Surviving Corporation”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL and the General Corporation Law of the State of Maryland (the “MGCL”);
WHEREAS, it is intended that the First Step be mutually interdependent with and a condition precedent to the Second Step and that the Second Step shall be effected immediately after the First Step without further approval, authorization or direction from or by any of the parties hereto;

WHEREAS, the Company Board has, subject to Section 6.3(b) (Company Stockholders’ Meeting) and Section 6.6 (No Solicitation), unanimously resolved to recommend that the Company’s stockholders adopt this Agreement;
WHEREAS, the Parent Board has, subject to Section 6.3(c) (Parent Stockholders’ Meeting), unanimously resolved to recommend that Parent’s stockholders approve (i) the issuance of shares of Parent Common Stock in connection with the First Step (the “Parent Stock Issuance”) and (ii) the issuance of shares of Parent Common Stock in connection with the First Step at a price below the then-current net asset value per share of Parent Common Stock (the “Parent Below-NAV Issuance”), if necessary;
WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain owners of the Company’s shares of common stock, par value $0.01 per share (“Company Common Stock”) have entered into voting agreements pursuant to which, among other things, such stockholders have, subject to the terms and conditions set forth therein, agreed to support the Merger and the transactions contemplated by this Agreement and to vote all of their shares of Company Common Stock in favor of the First Step;
WHEREAS, it is intended that the First Step and the Second Step shall be considered together as a single integrated transaction for United States federal income Tax purposes and the Merger shall qualify as a Reorganization;
WHEREAS, Parent External Adviser desires to pay the Cash Consideration at the Closing as specified herein; and
WHEREAS, each of Parent, Acquisition Sub, Parent External Adviser and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.

THE MERGER
Section 1.1 The Merger.
(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the First Step Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue as the First Step Surviving Corporation and a wholly-owned Subsidiary of Parent.
(b) Subject to the terms and conditions of this Agreement and in accordance with the DGCL and the MGCL, immediately after the First Step Effective Time and as part of a single integrated transaction with the First Step, the First Step Surviving Corporation shall be merged with and into Parent, whereupon the separate existence of the First Step Surviving Corporation shall cease, and Parent shall continue as the Surviving Corporation.
Section 1.2. The Closing. Subject to the provisions of Article VII, the closing of the First Step (the “Closing”) shall take place at 10:00 a.m. (New York, New York time) on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”). The Closing shall take place via the remote exchange of documentation.
Section 1.3. Effective Time.
(a) Concurrently with the Closing, the Company shall cause a certificate of merger with respect to the First Step (the “First Step Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL. The First Step shall become effective on the date and time at which the First Step Certificate of Merger has been duly filed with, and accepted for record by, the Delaware Secretary or at such other date and time as is agreed in writing between Parent and the Company and specified in the First Step Certificate of Merger (such date and time being hereinafter referred to as the “First Step Effective Time”).
(b) Immediately after the First Step Effective Time and as part of a single integrated transaction with the First Step, Parent and the Surviving Corporation shall cause articles of merger with respect to the Second Step (the “Second Step Articles of Merger”) to be executed and filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as provided under the MGCL and the Delaware Secretary as provided under the DGCL, as applicable. The Second Step shall become effective on the date and time at which the Second Step Articles of Merger have been duly filed with, and accepted for record by, the SDAT or the Delaware Secretary, as applicable, or at such other date and time as is agreed in writing between Parent and the Company and specified in the Second Step Articles of Merger (such date and time being hereinafter referred to as the “Effective Time”).
(c) The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the MGCL. Without limiting the generality of the foregoing, (i) from and after the First Step Effective Time, the First Step Surviving Corporation shall possess all property, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the obligations, liabilities, and duties of the Company and Acquisition Sub shall become the obligations, liabilities and duties of the First Step Surviving Corporation, and (ii) from and after the Effective Time, Parent shall possess all property, rights, privileges, powers and franchises of the First Step Surviving Corporation and Parent, and all of the obligations, liabilities, and duties of the First Step Surviving Corporation and Parent shall become the obligations, liabilities and duties of Parent.
Section 1.4. Articles of Incorporation and Bylaws.

(a) At the First Step Effective Time, the certificate of incorporation of the Company as the First Step Surviving Corporation shall be amended to be identical to that set forth in Exhibit A hereto until thereafter amended in accordance with Applicable Law and the applicable provisions of the certificate of incorporation of the First Step Surviving Corporation (subject to Section 6.7 (Directors’ and Officers’ Indemnification and Insurance)). At the Effective Time, the articles of incorporation of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (subject to Section 6.7 (Directors’ and Officers’ Indemnification and Insurance)).
(b) At the First Step Effective Time, and without any further action on the part of the Company and Acquisition Sub, the bylaws of Acquisition Sub in effect immediately prior to the First Step Effective Time shall be the bylaws of the First Step Surviving Corporation (except the references to Acquisition Sub’s name shall be replaced by references to “MVC Capital, Inc.”), until thereafter amended in accordance with Applicable Law and the applicable provisions of the articles of incorporation and bylaws of the First Step Surviving Corporation (subject to Section 6.7 (Directors’ and Officers’ Indemnification and Insurance)). At the Effective Time, the bylaws of Parent in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with Applicable Law and the applicable.
Section 1.5 Board of Directors. The board of directors of the First Step Surviving Corporation effective as of, and immediately following, the First Step Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the First Step Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the First Step Surviving Corporation until the earlier of his or her death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Parent immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of his or her death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be.
Section 1.6 Officers. From and after the First Step Effective Time, the officers of Acquisition Sub at the First Step Effective Time shall be the officers of the First Step Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. From and after the Effective Time, the officers of Parent at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II.
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Securities.

(a) First Step. At the First Step Effective Time, by virtue of the First Step and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:
(i) Cancellation of Company Securities. Each share of Company Common Stock issued and outstanding and held by a Subsidiary of the Company or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the First Step Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(ii) Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the First Step Effective Time (excluding any shares canceled pursuant to Section 2.1(a)(i)) shall be converted into the right to receive (A) $0.39492 per share in cash, without interest, from the Parent External Adviser (such amount of cash, the “Cash Consideration”) and (B) 0.94024 (such ratio, as may be adjusted pursuant to Section 2.1(a)(iv), the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent common stock, par value $0.001 per share (the “Parent Common Stock”) (and, if applicable, cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.1(a)(v) and such share of Parent Common Stock and any such cash in lieu of fractional shares, the “Share Consideration”) (the Cash Consideration and the Share Consideration, collectively, the “Merger Consideration”). As of the First Step Effective Time, each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the First Step Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2 (Exchange of Certificates), the Merger Consideration.
(iii) Conversion of Acquisition Sub Capital Stock. Each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the First Step Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the First Step Surviving Corporation and constitute the only outstanding shares of capital stock of the First Step Surviving Corporation.
(iv) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the First Step Effective Time, any change in the number of outstanding shares of Parent Common Stock or Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that any such adjustment shall not prevent the Merger from qualifying as a Reorganization. To the extent that the Company (1) pays any Tax Dividends pursuant to Section 6.18 (Tax Dividends; Coordination of Dividends) on or after the date of this Agreement and on or prior to the Closing Date, and/or (2) has, for any taxable year, any remaining undistributed ICTI, and/or any remaining undistributed Net Capital Gain, and/or (3) has any RIC Tax Liability, then the Exchange Ratio and any similarly dependent items, as the case may be, shall be adjusted (as determined by Parent in good faith subject to Section 6.14(e)(v)) to decrease the aggregate number of shares of Parent Common Stock issued in the Parent Stock Issuance by the amount of shares of Parent Common Stock having a value equal to the aggregate amount of such Tax Dividends, remaining undistributed ICTI, undistributed Net Capital Gain and RIC Tax Liability. To the extent that the Closing Date Total FX Linked Adjustment is greater than $0.00 as calculated in accordance with the principles and example calculations set forth on Exhibit A-1, then, at the option of Parent, either (1) the Exchange Ratio and any similarly dependent items, as the case may be, shall be adjusted (as determined by Parent in good faith subject to Section 6.14(e)(v)) to increase the aggregate number of shares of Parent Common Stock issued in the Parent Stock Issuance by the amount of shares of Parent Common Stock having a value equal to the absolute value of the Closing Date Total FX Linked Adjustment or (2) Parent shall deposit with the Exchange Agent an amount of cash equal to the absolute value of the Closing Date Total FX Linked Adjustment, which amount, without interest, shall be distributed to stockholders at the same time and in the same manner as the Cash Consideration pursuant to Section 2.2. To the extent that the Closing Date Total FX Linked Adjustment is less than $0.00 as calculated in accordance with the principles and example calculations set forth on Exhibit A-1, then the Exchange Ratio and any similarly dependent items, as the case may be, shall be adjusted (as determined by Parent in good faith subject to Section 6.14(e)(v)) to decrease the aggregate number of shares of Parent Common Stock issued in the Parent Stock Issuance by the amount of shares of Parent Common Stock having a value equal to the absolute value of the Closing Date Total FX Linked Adjustment. Nothing in this Section 2.1(a)(iv) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
(v) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(a)(ii), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.1(a)(v), be entitled under Section 2.1(a)(ii) and (B) an amount equal to the average of the volume weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the third (3rd) complete trading day immediately prior to the Closing Date; provided that any such payment of cash shall not prevent the Merger from qualifying as a Reorganization. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amount, without interest, to the holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 2.1(a)(v) is not a separately bargained-for consideration.
(b) Second Step. At the Effective Time, by virtue of the Second Step and without any action on the part of the First Step Surviving Corporation or Parent or the holders of any securities of the First Step Surviving Corporation or Parent, (i) each share of common stock, par value $0.01 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist without any consideration being payable therefor, and (ii) each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and continue in existence.
Section 2.2. Exchange of Certificates and Book-Entry Shares.
(a) Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent and the Parent External Adviser shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 2.1(a)(ii). Prior to the First Step Effective Time, (i) Parent shall deposit, or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent (A) book-entry shares (or certificates if requested) representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a)(ii) in exchange for outstanding shares of Company Common Stock and (ii) the Parent External Adviser shall deposit, or cause to be deposited with the Exchange Agent, cash in an aggregate amount necessary to pay the Cash Consideration. Parent shall, after the First Step Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2(d) (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). For purposes of the deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.1(a)(v). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1(a)(ii), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent and the Parent External Adviser shall cause the Exchange Fund to be (x) held for the benefit of the holders of Company Common Stock and (y) applied promptly to making the payments pursuant to Section 2.1(a)(ii). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1(a), except as expressly provided for in Section 2.2(f).

(b) As promptly as practicable following the First Step Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share, to the extent required, that immediately prior to the First Step Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, to the extent required, to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify) for use in effecting the surrender of the Certificates or Book-Entry Shares, to the extent required, in exchange for (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, as applicable, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates or Book-Entry Shares, to the extent required, pursuant to Section 2.1(a)(ii), (C) any dividends or other distributions payable pursuant to Section 2.2(d) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(a)(v).
(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto with respect to any such Certificate, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent, and with respect to the Cash Consideration, the Parent External Adviser, shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, but in any event within two (2) Business Days following the later to occur of (i) the First Step Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate or Book-Entry Shares pursuant to Section 2.1(a)(ii), (C) any dividends or other distributions payable pursuant to Section 2.2(d) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(a)(v), and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the cash payable upon the surrender of the Certificates or Book-Entry Shares.
(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared with respect to Parent Common Stock to stockholders of record on or after the Effective Time shall be delivered to the holder of any unsurrendered Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Article II. Subject to Applicable Law, following surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, there shall be paid to the holder of the Parent Common Stock issued in exchange for such Certificate or Book-Entry Shares, without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), the amount of dividends or other distributions with a record date after the First Step Effective Time theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Step Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), payable with respect to such shares of Parent Common Stock.
(e) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, only if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Book-Entry Share shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.
(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for twelve (12) months after the First Step Effective Time shall be delivered to Parent or its designee, upon demand, and any such holders prior to the First Step who have not theretofore complied with this Article II shall thereafter look only (i) to Parent and the Surviving Corporation as general creditor thereof for payment of their claims for Share Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.2(d) and (ii) the Parent External Adviser as general creditor thereof for payment of their claims for the Cash Consideration. Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration.
(g) No Liability. None of Parent, Parent External Adviser, Acquisition Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry

Shares shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, or with respect to any Cash Consideration, the Parent External Adviser, free and clear of all claims or interest of any Person previously entitled thereto.
(h) Withholding. Parent, Parent External Adviser, the First Step Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, the Cash Consideration and any amounts otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as Parent, Parent External Adviser, the First Step Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable federal, state, local or foreign Tax Law (and to perform any actions that may be required in this context). To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, Parent External Adviser, the First Step Surviving Corporation or the Exchange Agent on behalf of the Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Parent External Adviser, the First Step Surviving Corporation or the Exchange Agent.
Section 2.3. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the consideration due to such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other Applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by Applicable Law. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock or any threats thereof, any actual or attempted withdrawals of such demands and any other demands, notices or instruments received by the Company relating to rights to be paid the fair value of Dissenting Shares, and the Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.
Section 2.4. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the First Step Surviving Corporation or Parent, the posting by such Person of a bond, in such reasonable amount as the First Step

Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.
Section 2.5. Transfers; No Further Ownership Rights. After the First Step Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the First Step Effective Time. If Certificates or Book-Entry Shares are presented to the First Step Surviving Corporation for transfer following the First Step Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (but in each case excluding any risk factor or similar disclosure under the headings “Risk Factors” or “Forward Looking Statements” or any similar non-specific, predictive, precautionary or forward-looking statements) or as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent as follows:
Section 3.1 Organization and Qualification. Each of the Company and its Subsidiaries (i) is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has the requisite entity power and authority to conduct its business as it is now being conducted, to use its assets in the manner in which its assets are currently being used, and to perform its obligations under all Company Material Contracts to which it is a party, except, in the case of this clause (ii), where the failure to be in good standing or to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company’s Certificate of Incorporation (as amended, the “Company’s Charter”) and Eighth Amended and Restated Bylaws (as amended, the “Company’s Bylaws”), as currently in effect, are included in the Company SEC Documents and are in full force and effect and the Company is not in violation of such documents. The Company has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.
Section 3.2. Capitalization; Subsidiaries.
(a) As of the close of business on August 7, 2020, the authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, 17,725,118 of which were issued and outstanding and 10,579,330 of which were held by the Company as treasury stock. There are no shares of preferred stock authorized, issued or outstanding.
(b) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Company Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.
(c) There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive capital stock of the Company or any of its Subsidiaries, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or any of its Subsidiaries or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.
(d) Each Subsidiary of the Company on the date hereof is listed on Section 3.2(d) of the Company Disclosure Letter. Except as set forth on Section 3.2(d) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Subsidiary, free and clear of all Liens except for Permitted Liens, and all of such company, partnership or corporate (as applicable) ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has made available to Parent the currently effective corporate or other organizational documents of each Subsidiary of the Company.
Section 3.3. Authority Relative to Agreement.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Company Stockholder Approval and the filing of the First Step Certificate of Merger with the Delaware Secretary and the Second Step Articles of Merger with the Delaware Secretary and the SDAT, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Exception”).
(b) The Company Board has, by resolutions adopted by the directors and upon the approval of and recommendation by the Company Strategic Review Committee, (i) approved and adopted this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders’ Meeting and (iv) resolved to make the Company Recommendation (provided that any change or modification or rescission of such recommendation by the Company Board in accordance with Section 6.6(d) (No Solicitation) shall not be a breach of the representation in this clause (iv)).
(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated or permitted hereby will (i) violate any provision of Company’s Charter or the Company’s Bylaws or the articles of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4 (No Conflict; Required Filings and Consents) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate in any respect material to the Company any Applicable Law or by which any property or asset of the Company, any of its Subsidiaries is bound or affected, or (iii) assuming (x) the repayment in full of all obligations under the Existing Credit Facilities and termination of the commitments thereunder and (y) either the repayment in full of all obligations under the Existing Notes or the assumption by Parent or one of its Subsidiaries of all of the Company’s obligations under the Company’s Existing Notes in accordance with the terms of the Existing Notes Indenture, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, require the consent, or notice to or filing with any Third Party pursuant to any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such consent, notice, filing, conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.4 No Conflict; Required Filings and Consents. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Securities Act, the Exchange Act and the Investment Company Act, (ii) the filing of the First Step Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 8.6 (Expenses; Transfer Taxes), a Tax Dividend or an election made under Section 852(b)(3)(D) of the Code described in Section 6.14(e), (iv) compliance with applicable rules and regulations of the NYSE, (v) compliance with and filings or notifications under the HSR Act and any other applicable United States or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) and (vi) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.5 Permits; Compliance with Laws.
(a) The Company and each of its Subsidiaries are in compliance, and have been operated in compliance since January 1, 2018, in all material respects, with all Applicable Law, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority of any material non-compliance with any Applicable Law, which non-compliance would reasonably be expected to result in a Company Material Adverse Effect.
(b) The Company and each of its Subsidiaries (i) are and have been at all times in compliance with the applicable money laundering statutes of all jurisdictions having jurisdiction over the Company and its Subsidiaries and (ii) have not, directly or indirectly, taken any action that would cause the Company or its Subsidiaries to be in violation of the FCPA, or any other anticorruption or anti-bribery Laws applicable to the Company or its Subsidiaries, other than, with respect to any Applicable Law set forth in this Section 3.5(b), any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect.
(c)  The Company and each of its Subsidiaries is in compliance, and since it commenced operations, has complied in all material respects with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in the Company’s registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act, the Securities Act, the Investment Company Act and Applicable Law, if any, other than any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect.
(d) None of the Company or its Subsidiaries is in default or violation of any (i) Applicable Law or (ii) Permits necessary for the Company and its Subsidiaries to carry on their respective businesses as now being conducted, except for any such defaults or violations that would not reasonably be expected to have a Company Material Adverse Effect.
(e) The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for the Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(f) The Company and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit the Company and each of its Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not reasonably be expected to have a Company Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would reasonably be expected to have a Company Material Adverse Effect.
(g) No “affiliated person” (as defined under the Investment Company Act) of the Company or its investment adviser is or has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of the Company, threatened that would result in any such disqualification.
(h) The minute books and other similar records of the Company contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of the Company, the Company Board and any committees of the Company Board.
(i) Notwithstanding the foregoing, no representation or warranty in this Section 3.5 is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee and employee benefits matters, intellectual property matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 3.6 (Company SEC Documents; Financial Statements; Enforcement Actions), Section 3.8 (Disclosure Controls and Procedures), Section 3.12 (Employee Matters), Section 3.13 (Trademarks, Patents and Copyrights), Section 3.14 (Taxes), Section 3.16 (Real Property) and Section 3.17 (Environmental), respectively.
Section 3.6. Company SEC Documents; Financial Statements; Enforcement Actions.
(a) Since January 1, 2018, the Company has filed with the SEC on a timely basis all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by the Company since such date, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, other than to correct any material misstatement or omission, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading).
(b) The consolidated financial statements (including all related notes and the related consolidated schedules of investments) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto, which adjustments are not, in the aggregate, material to the Company), (ii) were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries and (iv) comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The NAV per share of the Company as of April 30, 2020 and the estimated NAV per share of the Company as of July 31, 2020 is set forth in Section 3.6(b) of the Company Disclosure Letter.
(c) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would, to the Knowledge of the Company, upon consummation of the First Step restrict in any respect the conduct of the business of Parent or any of its Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect, nor has the Company or any of its Subsidiaries been advised in writing or, to the Knowledge of the Company, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries (including by the Company Investment Adviser) expressly for inclusion or incorporation by reference in (a) the registration statement on Form N-14 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the First Step (as amended or supplemented from time to time, the “Form N-14”) will, at the time the Form N-14 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the joint proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting and stockholders of Parent relating to the Parent Stockholders’ Meeting (the “Joint Proxy Statement”) will, at the date it or any amendment or supplement is mailed to stockholders of the Company and stockholders of Parent, and at the time of the Company Stockholders’ Meeting and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Acquisition Sub, or to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub for inclusion or incorporation by reference therein).
Section 3.8 Disclosure Controls and Procedures. The Company and its Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a15 under the Exchange Act) as required by Rule 13a15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2018, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2018, neither the Company nor any of its Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.
Section 3.9 Absence of Certain Changes or Events. Since January 1, 2018, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business and (b) there has not been any event, development or state of circumstances that has had a Company Material Adverse Effect.
Section 3.10. No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since November 1, 2019 and which have been disclosed in Section 3.10 of the Company Disclosure Letter, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement, or (e) for unfunded commitments with respect to any Acquired Investment set forth on Section 3.10 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company.
Section 3.11 Litigation. Except as set forth on Section 3.11 of the Company Disclosure Letter, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole and (ii) there is no judgment or order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that, in the case of this clause (ii), would reasonably be expected to have a Company Material Adverse Effect.
Section 3.12 Employee Matters. Neither the Company nor any of its Subsidiaries has, or has any liability with respect to, (a) any employees or (b) any “employee benefit plans” as defined in Section 3(3) of ERISA, or any bonus, vacation, stock option or other equity based, severance, termination, retention, change of control, fringe benefit, health, medical or other similar employee benefit plan, program or agreement covering any of their respective current or former employees, officers, directors, consultants or individual independent contractors.
(a) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
Section 3.13. Trademarks, Patents and Copyrights.
(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries own or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, internet domain names, service marks, trade secrets, software, know-how and other similar proprietary rights and industrial and intellectual property rights (the “Intellectual

Property Rights”) that are material to the respective businesses of the Company and its Subsidiaries as currently conducted.
(b) To the Knowledge of the Company as of the date hereof, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted does not, and during the past six (6) years did not, infringe upon or otherwise violate any Intellectual Property Rights of any other Person, except for any such infringement that would not reasonably be expected to have a Company Material Adverse Effect and in the last six (6) years, neither the Company nor any of its Subsidiaries have received any written notice (including any cease and desist letter or invitation to license) alleging that Company or any Subsidiary is infringing, misappropriating or violating any Intellectual Property Rights. There is no such claim pending or, to the Knowledge of the Company, threatened, except for any such infringement or other violation that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person is infringing or otherwise violating, or during the past six (6) years has infringed or violated, any Company IPR, except for any such infringement or other violation as would not reasonably be expected to have a Company Material Adverse Effect, and in the last six (6) years, neither the Company nor any of its Subsidiaries have sent any written notice to any Person alleging that such Person is infringing, misappropriating or violating any Company IPR. No Company IPR are or have been the subject of, any Proceeding, Law or any Order that bars or limits the use of such rights (excluding rejections, orders or rulings issued in the context of the application for registration of Company IPR). The Company and its Subsidiaries are not and have not been party to any Proceeding relating to its use of Intellectual Property Rights, including any Proceeding involving any claim that the Company and its Subsidiaries infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party. Notwithstanding anything to the contrary in this Agreement, this Section 3.13(b) constitutes the only representation and warranty of the Company with regard to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.
(c) The Company’s and its Subsidiaries’ practices with regard to the collection, dissemination and use of Company Data have at all times since January 1, 2018 complied in all material respects with all Applicable Laws, including laws and regulations relating to data protection, Personal Data, contractual commitments of the Company and its Subsidiaries and any published privacy policies. The Company and its Subsidiaries have in place appropriate written internal information security policies, which include guidelines for the use, processing, confidentiality and security of Company Data consistent with Applicable Law, contractual commitments of the Company and its Subsidiaries and any published privacy policies. The Company and its Subsidiaries have established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Applicable Laws relating to data protection, Personal Data, contractual commitments of the Company and its Subsidiaries and any published privacy policies, that are designed to protect Company Data against accidental or unlawful access, processing or use. The Company and its Subsidiaries have established and are in compliance with a written information security program, reasonably acceptable. For the thirty six (36) months immediately preceding the date of this Agreement and the Closing Date, except as disclosed in Section 3.13(c) of the Company Disclosure Letter: (i) the Company and its Subsidiaries have not received any notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that the Company and its Subsidiaries have not complied in any respect with Applicable Laws relating to data protection or Personal Data and (ii) there has been no loss of, or unauthorized access, use, disclosure or modification of any Company Data. No individual has received compensation (or an offer for compensation) from or on behalf the Company or its Subsidiaries for breaches of applicable data protection Laws or for loss or unauthorized disclosure of Personal Data.
Section 3.14. Taxes. Except as would not have a Company Material Adverse Effect:
(a) The Company and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, and (ii) timely paid all Taxes due and payable whether or not reflected as due on any such Tax Returns, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in the books and records of the Company. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(b) There are no pending or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of Taxes of the Company or any of its Subsidiaries.
(c) All Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties, and have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.
(d) Neither the Company nor any of its Subsidiaries has (i) ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries) or (ii) any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or a successor or by contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes).
(e) Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock that qualified or was intended to qualify under Section 355(a) of the Code.
(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries and certain Portfolio Companies or customary commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.
(g) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(h) Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(i) Neither the Company nor any of its Subsidiaries has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 pursuant to Section 2302 of the CARES Act, which Taxes would otherwise have been payable by the Company or any of its Subsidiaries in respect of calendar year 2020 but for the application of the CARES Act, and neither the Company nor any of its Subsidiaries has applied for or incurred any Small Business Administration Paycheck Protection Program loan.
(j) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Intended Tax Treatment.
(k) The Company has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). The Company has qualified as a RIC with respect to each taxable year starting with that tax year ended October 31, 2004. No challenge to the Company’s status as a RIC is pending or has been threatened in writing. The Company has not, in any taxable year for which the applicable statute of limitations remains open, been liable for, nor is it now liable for, any income or excise Tax pursuant to Sections 852 or 4982 of the Code, in the case of Section 4982 of the Code determined as if the Closing Date were the end of the calendar year. Since the taxable year ended October 31, 2004, and for each prior year to the Knowledge of the Company, the Company has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of Subtitle A, Chapter 1, of the Code did not apply. To the knowledge of the Company, the Company is not now and will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the Treasury Regulations thereunder. All dividends (as defined in Section 316 of the Code) paid by the Company in any taxable year for which the applicable statute of limitations remains open, including its taxable year ending on the Closing Date shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code. In each taxable year for which the applicable statute of limitations remains open, the Company has complied with applicable Treasury Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and has withheld in respect of dividends and other distributions and paid to the proper Taxing Authority all Taxes it was required to withhold, and is not liable for any penalties which could be imposed thereunder.
Section 3.15. Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract, a complete and correct copy of each of which has been made available to Parent. For purposes of this Agreement, “Company Material Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party, except for this Agreement, that:
(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of the Company or any of its Subsidiaries;
(ii) except with respect to investments set forth in the Company SEC Documents, any partnership, limited liability company, joint venture or similar Contract that is not entered into in the ordinary course of business and that is material to the Company and its Subsidiaries, taken as a whole;
(iii) except with respect to investments set forth in the Company SEC Documents, is a loan, guarantee of Indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among the Company and any of its Subsidiaries) relating to Indebtedness for borrowed money (excluding letters of credit) (whether outstanding or as may be incurred);
(iv) is a non-competition or non-solicitation Contract, or any other Contract that would reasonably be expected to limit the manner in which, or the localities in which, any material business of the Company or any of its Subsidiaries (taken as a whole) is or could be conducted or the types of material businesses that the Company or any of its Subsidiaries conduct;
(v) is a Contract (including any Contract relating to acquisitions or dispositions of Portfolio Companies) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) and which has not been consummated pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $1,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $1,000,000;
(vi) is a Contract for the purpose of another Person providing investment advisory or investment management services to the Company or any of its Subsidiaries;
(vii) is a Contract pursuant to which the Company or any of its Subsidiaries has an unfunded commitment to make or fund any loan, purchase any securities or otherwise make an investment in any Portfolio Company following the date of this Agreement;
(viii) creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $1,000,000, or creates or would create a Lien on any asset of the Company or its Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business);
(ix) is with (A) the Company Investment Adviser or any of its Subsidiaries or Affiliates or (B) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clause (A);
(x) is a Contract that obligates the Company, any of its Subsidiaries or the Company Investment Adviser to conduct any business that is material to the Company and its Subsidiaries, taken as a whole, on an exclusive basis with any Third Party; or
(xi) is an Order or Consent of a Governmental Authority to which the Company, any of its Subsidiaries or, if it pertains to the Company and its Subsidiaries, the Company Investment Adviser is subject.
(b) None of the Company or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination or acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract to which it is a party except for such breaches, defaults or actions as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract except for such breaches or defaults as would not reasonably be expected to have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto, except such as would not reasonably be expected to have a Company Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception.
Section 3.16. Real Property.
(a) None of the Company, any of its Subsidiaries owns any real property in fee (or the equivalent interest in the applicable jurisdiction).
(b) None of the Company nor any of its Subsidiaries are party to any leases or subleases.
Section 3.17. Environmental. Except as would not reasonably be expected to have a Company Material Adverse Effect:
(a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing all Permits required for their operations under applicable Environmental Laws;
(b) there is no pending or, to the Knowledge of the Company, threatened Proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(c) none of the Company or any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or is potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. None of the Company or any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and
(d) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other Person has had a Release of Hazardous Materials at any real property leased or operated by the Company or any of its Subsidiaries in violation of Environmental Laws by the Company or any of its Subsidiaries or that is reasonably expected to result in liability of the Company or any of its Subsidiaries to remediate such Hazardous Materials pursuant to applicable Environmental Law.
Section 3.18. Takeover Statutes. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or any other takeover or anti-takeover statute or similar federal or state Law (any such Laws, “Takeover Statutes”) are applicable to this Agreement, the Merger or the First Step.
Section 3.19 Vote Required. The adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote or consent of holders of any class or series of securities or capital stock of the Company that is required in connection with the consummation of the transactions contemplated hereby.
Section 3.20 Brokers. No investment banker, broker or finder other than JMP Securities LLC (a redacted copy of whose engagement letter has been provided to Parent prior to the date hereof), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.21 Opinion of Financial Advisor. Prior to execution of this Agreement, the Company Board and the Company Strategic Review Committee have received the opinion of JMP Securities LLC to the effect that, as of the date of such opinion, and based upon and subject to the limitations and assumptions set forth in such opinion, the Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Acquisition Sub, Parent External Adviser and their respective Affiliates).
Section 3.22 Insurance. The Company or its Affiliates have paid, or caused to be paid, all premiums due under all material insurance policies covering the Company or its Subsidiaries and all such insurance policies are in full force and effect other than as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries has received written notice that they are in default with respect to any obligations under such policies other than as would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any existing material insurance policy, in each case, that is held by, or for the benefit of, the Company, any of its Subsidiaries, other than as would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.23. Investment Assets. The Company and each of its Subsidiaries owns all securities, Indebtedness and other financial instruments held by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of the Company and any of its Subsidiaries under the Existing Credit Facilities, and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and existing as of the date of this Agreement.
Section 3.24. Company Investment Advisory Agreement. The Company Investment Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither the Company nor its investment adviser is in default under the Company Investment Advisory Agreement, except where such default would not reasonably be expected to have a Company Material Adverse Effect. The Company Investment Advisory Agreement is a valid and binding obligation of the Company, except as would not reasonably be expected to have a Company Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception. There is no Proceeding pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there do not exist any facts or circumstances which would reasonably be expected to adversely affect the registration of the Company’s investment adviser as an investment adviser under the Investment Advisers Act or the ability of the Company’s investment adviser to perform its obligations under the Company Investment Advisory Agreement.
Section 3.25 Acquired Loan Documents and Equity Governing Documents.
(a) Complete and correct copies of all the Acquired Loan Documents and Equity Governing Documents have been made available to Parent.
(b) Except as set forth on Section 3.25(b) of the Company Disclosure Letter, as of the date hereof and as of the Closing Cut-off Time, neither the Company, nor, to the Knowledge of the Company, any Borrower has received, in the twelve (12) month period preceding the date of this Agreement, written notice of any alleged material breach or material default by the Company, any Subsidiary thereof or any Borrower under any Acquired Loan Document or any other agreement (including with respect to any senior financing arrangement) that would reasonably be expected to impair the ability of the Company or any of its Subsidiaries to receive payment in accordance with the terms of any Acquired Loan Document or enforce its rights under any Acquired Loan Document, and no other event has occurred that, with notice or lapse of time, would constitute a material default under any Acquired Loan Document or, to the Knowledge of the Company, any other agreement (including with respect to any senior financing arrangement) which default would reasonably be expected to impair the ability of the Company or any of its Subsidiaries to receive payment in accordance with the terms of any Acquired Loan Document or enforce its rights under any Acquired Loan Document, by the Company, any Subsidiary thereof or any Borrower.
(c) Except as set forth on Section 3.25(c) of the Company Disclosure Letter, as of the date hereof and as of the Closing Cut-off Time, (i) no Acquired Loan is more than thirty (30) days delinquent in the payment of interest or principal thereon, (ii) to the Knowledge of the Company, no Borrower party thereto (u) is subject to any bankruptcy or insolvency proceeding, (v) has filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency law of any jurisdiction, (w) made an assignment for the benefit of its creditors, (x) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (y) been adjudicated by a court to be insolvent, or (z) taken corporate or partnership action for the purpose of authorizing any of the foregoing.
(d) Except as set forth in Section 3.25(d) of the Company Disclosure Letter, as of the date hereof and of the Closing Cut-off Time, (i) neither the Company nor any Subsidiary nor, to the Company’s knowledge, any Borrower is in breach of or under default pursuant to the terms, conditions or provisions of, any Acquired Loan Documents or Equity Governing Documents, (ii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party thereto under any Acquired Loan Document or Equity Governing Document and (iii) there are no disputes pending or, to the Company’s knowledge, threatened with respect to any Acquired Loan Document or Equity Governing Document.
Section 3.26. Acquired Investments; Title to Acquired Investments.
(a) The Acquired Loan Schedule is accurate in all material respects as of the Cut-off Time and will be accurate in all material respects as of the Closing Cut-off Time. The Equity Interest Schedule is accurate in all respects as of the Cut-off Time and will be accurate in all respects as of the Closing Cut-off Time.
(b) To the extent that the Acquired Loan Schedule indicates that the Acquired Loans are secured, all of the obligations of the applicable Borrower with respect to each such Acquired Loan are secured by valid, subsisting and enforceable security interests (subject only to those contractual subordination or intercreditor agreements that have been made available to Parent) in favor of the Company or the relevant Administrative Agent or collateral agent, for the benefit of the lenders thereunder (including the Company), to the extent required pursuant to the applicable Acquired Loan Documents, and such security interests have been perfected by all necessary action under the relevant UCC or other applicable statutes in all applicable jurisdictions. Except to the extent permitted under the terms of the applicable Acquired Loan Documents, the Company has not taken any action and to the Knowledge of the Company, no other Person has taken any action, to release any of the Liens granted in favor of the Company and/or the applicable agent or secured parties pursuant to the Acquired Loan Documents. To the

Company’s knowledge, to the extent that any Acquired Loan Collateral exists the security interest in which (1) may be perfected under the UCC through possession thereof by a secured party and (2) that is required pursuant to the applicable Acquired Loan Documents to be perfected through possession, all such Acquired Loan Collateral is in the possession of the Person to whom such Acquired Loan Collateral was required to have been delivered pursuant to such Acquired Loan Documents.
(c) Except as set forth in Section 3.26(c) of the Company Disclosure Letter, each Acquired Loan complies in all material respects, and did comply as of the date on which it was originated, with applicable federal and state laws.
(d) The obligations of each Borrower with respect to the applicable Acquired Loans are not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any of the Acquired Loan Documents, or the exercise of any right thereunder, will not render such Acquired Loan Document unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the Company has not received written notice of the assertion of any such right of rescission, setoff, counterclaim or defense asserted with respect thereto.
(e) Immediately following Closing, Parent (or the applicable controlled Affiliate of Parent) will be the sole legal and beneficial owner of, and have good and valid title to, the Acquired Investments, free and clear of any Liens (other than Permitted Liens).
(f) (i) The certified shareholders register of Security Holdings B.V., a Dutch private limited company (“Security Holdings”), dated May 7, 2019, has been made available to Parent and is a true and correct in all respects and reflects the record ownership of each stockholder of Security Holdings as of such date and as of the date hereof, and (ii) the Stockholders Agreement, dated September 3, 2008 (the “Security Holdings Stockholders Agreement”), by and among Security Holdings, the Company and certain other stockholders in Security Holdings is in full force in effect as of the date hereof.
Section 3.27. Tax Matters Relating to Acquired Investments. Except as set forth on Section 3.27 of the Company Disclosure Letter, each of the Acquired Loans and Acquired Loan Notes are in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (and any other relevant or successor provisions of the Code or such regulations) for United States federal income Tax purposes. None of the Acquired Investments consist of (or otherwise relate to) real property.
Section 3.28. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III or any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or any Portfolio Company, or with respect to any other information provided to Parent or Acquisition Sub or any of their respective Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Other than in the case of intentional fraud, neither the Company nor any other Person will have or be subject to any claim, liability or indemnification obligation to Parent, Acquisition Sub or any other Person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, estimates, Forecasts or other material made available to Parent or Acquisition Sub in the electronic data room maintained by the Company for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or in any certificate delivered pursuant hereto. Nothing in this Section 3.28 shall apply to or limit any claim for intentional fraud.
Section 3.29 Acknowledgement of Disclaimer of Other Representations and Warranties. The Company acknowledges that, as of the date hereof, it and its Representatives: (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of Parent, the Parent External Adviser and their respective Subsidiaries, which it and its Representatives, as of the date hereof, have requested to review and (ii) the electronic data room in connection with the transactions contemplated hereby; (b) may have received and may receive from Parent, the Parent External Adviser and their respective Subsidiaries and Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding Parent, the Parent External Adviser and their respective Subsidiaries and their respective businesses and operations (collectively, “Parent Forecasts”); and (c) have had full opportunity to discuss with Parent and the Parent External Adviser the business and assets of Parent, the Parent External Adviser and their respective Subsidiaries. The Company acknowledges and agrees that (x) there are uncertainties inherent in attempting to make Parent Forecasts, with which the Company is familiar, and the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Parent Forecasts (including the reasonableness of the assumptions underlying such Parent Forecasts), and the Company shall have no claim against Parent, the Parent External Adviser, their respective Subsidiaries or any of their respective Representatives with respect to any such Parent Forecasts, other than with respect to intentional fraud, and (y) the Company has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent, the Parent External Adviser, their respective Subsidiaries and, in making its determination to proceed with the transactions contemplated hereby, including the Merger, the Company has relied on the results of its own independent review and analysis. The Company further acknowledges and agrees that (1) any Parent Forecast, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Company or any of its Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by Parent’s management or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article IV (Representations and Warranties of Parent and Acquisition Sub); and (2) except for the representations and warranties expressly set forth in Article IV (Representations and Warranties of Parent and Acquisition Sub) and, in the case of the Parent External Adviser, Article V (Representations and Warranties of the Parent External Adviser), (A) none of Parent, Parent External Adviser or any of their respective Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and the

Company is not relying on (and the Company shall have no claim against Parent, the Parent External Adviser, any of their respective Subsidiaries or their respective Representatives in respect of, other than in the case of intentional fraud) any such representation or warranty and (B) no Person has been authorized by Parent, the Parent External Adviser or any of their respective Subsidiaries or Representatives to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the Parent SEC Documents filed by Parent prior to the date of this Agreement (but in each case excluding any risk factor or similar disclosure under the headings “Risk Factors” or “Forward Looking Statements” or any similar non-specific, predictive, precautionary or forward-looking statements) or as disclosed in the Parent Disclosure Letter, Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.1 Organization and Qualification. Each of Parent and its Subsidiaries (including Acquisition Sub) (i) is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has the requisite entity power and authority to conduct its business as it is now being conducted, to use its assets in the manner in which its assets are currently being used, and to perform its obligations under all Parent Material Contracts to which it is a party, except, in the case of this clause (ii), where the failure to be in good standing or to have such power and authority would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries (including Acquisition Sub) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of such documents. Parent has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.
Section 4.2. Capitalization; Subsidiaries.
(a) As of the close of business on August 7, 2020, the authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock, 47,961,753 of which were issued and outstanding and none of which were held by Parent as treasury stock. As of the close of business on August 7, 2020, the authorized capital stock of Acquisition Sub consists of one hundred (100) shares of common stock, $0.01 par value per share, 100 of which were issued and outstanding. Acquisition Sub does not have any Subsidiaries and has no shares of preferred stock authorized, issued or outstanding.
(b) All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Parent Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.
(c) There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party obligating Parent or any of its Subsidiaries (including Acquisition Sub) to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries (including Acquisition Sub) or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Parent or any of its Subsidiaries (including Acquisition Sub) to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive capital stock of Parent or any of its Subsidiaries, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, Parent or any of its Subsidiaries (including Acquisition Sub) or (iv) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent.
(d) Each Subsidiary of Parent (including Acquisition Sub) on the date hereof is listed on Section 4.2(d) of the Parent Disclosure Letter. Except as set forth on Section 4.2(d) of the Parent Disclosure Letter, Parent owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Subsidiary (including Acquisition Sub), free and clear of all Liens except for Permitted Liens, and all of such company, partnership or corporate (as applicable) ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Parent has made available to the Company the currently effective corporate or other organizational documents of each Subsidiary of Parent.
Section 4.3. Authority Relative to Agreement.
(a) Parent and Acquisition Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by Parent and Acquisition Sub, and except for the Parent Stockholder Approval and the filing of the Second Step Articles of Merger with the SDAT, no other corporate action or Proceeding on the part of Parent or Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

(b) Each of the Parent Board and the board of directors or similar governing body of Acquisition Sub has, by resolutions adopted by directors or similar governing members (i) adopted this Agreement and approved the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable and (iii) resolved to make the Parent Recommendation. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has approved and adopted this Agreement.
(c) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated or permitted hereby will (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of Parent, any of its Subsidiaries or Acquisition Sub, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4 (No Conflict; Required Filings and Consents) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate in any respect material to Parent any Applicable Law or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation, require the consent, or notice to or filing with any Third Party pursuant to any Parent Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such consent, notice, filing, conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.4. No Conflict; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Securities Act, the Exchange Act and the Investment Company Act, (ii) the filing of the Second Step Articles of Merger with the Delaware Secretary and the SDAT and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 8.6 (Expenses; Transfer Taxes), (v) compliance with applicable rules and regulations of NYSE, (vi) compliance with and filings or notifications under Antitrust Laws and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.5. Permits; Compliance with Laws.
(a) Parent and each of its Subsidiaries are in compliance, and have been operated in compliance since January 1, 2018, in all material respects, with all Applicable Law, including,

if any to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority of any material non-compliance with any Applicable Law, which non-compliance would reasonably be expected to result in a Parent Material Adverse Effect.
(b) Parent and each of its Subsidiaries (i) are and have been at all times in compliance with the applicable money laundering statutes of all jurisdictions having jurisdiction over Parent and its Subsidiaries and (ii) have not, directly or indirectly, taken any action that would cause Parent or its Subsidiaries to be in violation of the FCPA, or any other anticorruption or anti-bribery Laws applicable to Parent or its Subsidiaries, other than, with respect to any Applicable Law set forth in this Section 4.5(b), any non-compliance that would not reasonably be expected to have a Parent Material Adverse Effect.
(c) Parent and each of its Subsidiaries is in compliance, and since it commenced operations, has complied in all material respects with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in the Company’s registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act, the Securities Act, the Investment Company Act and Applicable Law, if any, other than any non-compliance that would not reasonably be expected to have a Parent Material Adverse Effect.
(d) None of Parent or its Subsidiaries is in default or violation of any (i) Applicable Law or (ii) Permits necessary for Parent and its Subsidiaries to carry on their respective businesses as now being conducted, except for any such defaults or violations that would not reasonably be expected to have a Parent Material Adverse Effect.
(e) Parent has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for Parent, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
(f) Parent and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit Parent and each of its Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not reasonably be expected to have a Parent Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would reasonably be expected to have a Parent Material Adverse Effect.

(g) No “affiliated person” (as defined under the Investment Company Act) of Parent or the Parent External Adviser is or has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Section 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of Parent, threatened that would result in any such disqualification.
(h) The minute books and other similar records of Parent contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of Parent, the Parent Board and any committees of the Parent Board.
(i) Notwithstanding the foregoing, no representation or warranty in this Section 4.5 is made with respect to Parent SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee and employee benefit matters, intellectual property matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 4.6 (Parent SEC Documents; Financial Statements; Enforcement Actions), Section 4.8 (Disclosure Controls and Procedures), Section 4.13 (Employee Matters), Section 4.14 (Trademarks, Patents and Copyrights), Section 4.15 (Taxes), Section 4.17 (Real Property) and Section 4.18 (Environmental), respectively.
Section 4.6. Parent SEC Documents; Financial Statements; Enforcement Actions.
(a) Since January 1, 2018, Parent has filed with the SEC on a timely basis all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by Parent since such date, including any amendments thereto, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed (or, if amended, other than to correct any material misstatement or omission as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading).
(b) The consolidated financial statements (including all related notes and related consolidated schedules of investments) of Parent included in the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto, which adjustments are not, in the aggregate, material to the Company), (ii) were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, and (iv) and comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.
(c) Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would, to the Knowledge of Parent, upon consummation of the First Step restrict in any respect the conduct of the business of Parent or any of its Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, except as would not reasonably be expected to have a Parent Material Adverse Effect, nor has Parent or any of its Subsidiaries been advised in writing or, to the Knowledge of Parent, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing that would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.7. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in (a) the Form N-14 will, at the time the Form N-14 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to stockholders of the Company and stockholders of Parent, and at the time of the Company Stockholders’ Meeting and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Acquisition Sub regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).
Section 4.8. Disclosure Controls and Procedures. Parent and its Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2018, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Parent Board (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2018, neither Parent nor any of its Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.
Section 4.9. Absence of Certain Changes or Events. Since January 1, 2018 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business, and (b) there has not been any event, development or state of circumstances that has had a Parent Material Adverse Effect.
Section 4.10. No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in Parent’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Parent SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since January 1, 2020, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby or (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement, none of Parent or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Parent.
Section 4.11. Litigation. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, that would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole and (ii) there is no judgment or order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, inquiry, investigation by any Governmental Authority involving Parent or any of its Subsidiaries that, in the case of this clause (ii), would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.12. Absence of Certain Agreements. Except as set forth on Section 4.12 of the Parent Disclosure Letter, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to approve or adopt this Agreement or the First Step or (ii) agrees to vote against any Superior Proposal; or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the First Step.
Section 4.13. Employee Matters.
(a) Neither Parent nor any of its Subsidiaries has, or has any liability with respect to, (a) any employees or (b) any “employee benefit plans” as defined in Section 3(3) of ERISA, or any bonus, vacation, stock option or other equity based, severance, termination, retention, change of control, fringe benefit, health, medical or other similar employee benefit plan, program or agreement covering any of their respective current or former employees, officers, directors, consultants or individual independent contractors.
(b) Neither Parent, any of its Subsidiaries nor any ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
Section 4.14. Trademarks, Patents and Copyrights.
(a) Except as would not reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, Parent and its Subsidiaries own or have the right to use in the manner currently used, all Intellectual Property Rights that are material to the respective businesses of Parent and its Subsidiaries as currently conducted.
(b) To the Knowledge of Parent as of the date hereof, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted does not, and during the past six (6) years did not, infringe upon or otherwise violate any Intellectual Property Rights of any other Person, except for any such infringement that would not reasonably be expected to have a Parent Material Adverse Effect and in the last six (6) years, neither Parent nor its Subsidiaries have received any written notice (including any cease and desist letter or invitation to license) alleging the Parent or any Subsidiary is infringing, misappropriating or violating any Intellectual Property Rights. There is no such claim pending or, to the Knowledge of Parent, threatened, except for any such infringement or other violation that would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no other Person is infringing or otherwise violating or during the past six (6) years has infringed or violated, any Parent IPR, except for any such infringement or other violation as would not reasonably be expected to have a Parent Material Adverse Effect, and in the last six (6) years, neither Parent nor any of its Subsidiaries have sent any written notice to any Person alleging that such Person is infringing, misappropriating or violating any Parent IPR. No Parent IPR are or have been the subject of, any Proceeding, Law or Order that bars or limits the use of such rights (excluding rejections, orders or rulings issued in the context of the application for registration of Parent IPR). Parent and its Subsidiaries are not and have not been party to any Proceeding relating to its use of Intellectual Property Rights, including any

Proceeding involving any claim that Parent and its Subsidiaries infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party. Notwithstanding anything to the contrary in this Agreement, this Section 4.14(b) constitutes the only representation and warranty of Parent with regard to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.
(c) Parent’s and its Subsidiaries’ practices with regard to the collection, dissemination and use of Parent Data have at all times since January 1, 2018 complied in all material respects with all Applicable Laws, including laws and regulations relating to data protection, Personal Data, contractual commitments of Parent and its Subsidiaries and any published privacy policies. Parent and its Subsidiaries have in place appropriate written internal information security policies, which include guidelines for the use, processing, confidentiality and security of Parent Data consistent with Applicable Law, contractual commitments of Parent and its Subsidiaries and any published privacy policies. Parent and its Subsidiaries have established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Applicable Laws relating to data protection, Personal Data, contractual commitments of Parent and its Subsidiaries and any published privacy policies, that are designed to protect Parent Data against accidental or unlawful access, processing or use. Parent and its Subsidiaries have established and are in compliance with a written information security program, reasonably acceptable. For the thirty six (36) months immediately preceding the date of this Agreement and the Closing Date, except as disclosed in Section 4.14(c) of the Parent Disclosure Letter: (i) Parent and its Subsidiaries have not received any notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that Parent and its Subsidiaries have not complied in any respect with Applicable Laws relating to data protection or Personal Data and (ii) there has been no loss of, or unauthorized access, use, disclosure or modification of any Parent Data. No individual has received compensation (or an offer for compensation) from or on behalf of Parent or its Subsidiaries for breaches of applicable data protection Laws or for loss or unauthorized disclosure of Personal Data.
Section 4.15. Taxes. Except as would not have a Parent Material Adverse Effect:
(a) Parent and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, and (ii) timely paid all Taxes due and payable whether or not reflected as due on any such Tax Returns, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in the books and records of Parent. No claim has ever been made by an authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(b) There are no pending or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of Taxes of Parent or any of its Subsidiaries.

(c) All Taxes that Parent or any of its Subsidiaries is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.
(d) Neither Parent nor any of its Subsidiaries has (i) ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent or any of its Subsidiaries) or (ii) any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or a successor or by contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes).
(e) Within the past two years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock that qualified or was intended to qualify under Section 355(a) of the Code.
(f) Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries or customary commercial Contracts entered into in the ordinary course of business, the principle subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to Parent or its Subsidiaries.
(g) There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.
(h) Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(i) Neither Parent nor any of its Subsidiaries has deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 pursuant to Section 2302 of the CARES Act, which Taxes would otherwise have been payable by Parent or any of its Subsidiaries in respect of calendar year 2020 but for the application of the CARES Act, and neither Parent nor any of its Subsidiaries has applied for or incurred any Small Business Administration Paycheck Protection Program loan.
(j) Neither Parent, nor any of its Subsidiaries nor Parent External Adviser has taken any action or knows of any fact that would reasonably be expected to prevent the Intended Tax Treatment.
(k) Acquisition Sub is a newly formed entity created for the purpose of undertaking the First Step. Prior to the First Step Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(l) Parent has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. Parent has qualified as a RIC with respect to each taxable year starting August 2, 2018, and with respect to each taxable year thereafter, and expects to so qualify for its taxable year including the Effective Time. No challenge to Parent’s status as a RIC is pending or has been threatened in writing. Except as set forth on Section 4.15(l) of the Parent Disclosure Letter, Parent has not at any time since its formation been liable for, nor is it now liable for, any income or excise Tax pursuant to Sections 852 or 4982 of the Code, in the case of Section 4982 of the Code determined as if the Closing Date were the end of the calendar year. Parent has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of Subtitle A, Chapter 1, of the Code did not apply. Parent is not now and will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the Treasury Regulations thereunder. All dividends (as defined in Section 316 of the Code) paid by Parent at any time on or before the Closing Date shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code. Parent is in compliance with applicable Treasury Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and has withheld in respect of dividends and other distributions and paid to the proper Taxing Authority all Taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder.
Section 4.16. Material Contracts.
(a) Section 4.16(a) of the Parent Disclosure Letter sets forth a list, as of the date hereof, of each Parent Material Contract, a complete and correct copy of each of which has been made available to the Company. For purposes of this Agreement, “Parent Material Contract” shall mean any Contract to which Parent or any of its Subsidiaries is a party, except for this Agreement, that:
(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of Parent or any of its Subsidiaries;
(ii) except with respect to investments set forth in the Parent SEC Documents, any partnership, limited liability company, joint venture or similar Contract that is not entered into in the ordinary course of business and that is material to Parent and its Subsidiaries, taken as a whole;
(iii) except with respect to investments set forth in the Parent SEC Documents, is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among Parent and any of its Subsidiaries) relating to indebtedness for borrowed money (excluding letters of credit) (whether outstanding or as may be incurred) in an amount in excess of $5,000,000 individually;
(iv) is a Contract (other than a Contract relating to acquisitions or dispositions of Portfolio Investments) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise)

entered into after December 31, 2019, and which has not yet been consummated, pursuant to which (A) Parent reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $5,000,000 or (B) any other Person has the right to acquire any assets of Parent or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $5,000,000;
(v) is a Contract for the purpose of another Person providing investment advisory or investment management services to Parent or any of its Subsidiaries (including the Parent Investment Advisory Agreement); or
(vi) creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $5,000,000, or creates or would create a Lien on any asset of Parent or its Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business);
(vii) is with (A) the Parent External Adviser or any of its Subsidiaries or Affiliates or (B) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clause (A);
(viii) is a Contract that obligates Parent, any of its Subsidiaries or the Parent External Adviser to conduct any business that is material to Parent and its Subsidiaries, taken as a whole, on an exclusive basis with any Third Party; or
(ix) is an Order or Consent of a Governmental Authority to which Parent, any of its Subsidiaries or, if it pertains to Parent and its Subsidiaries, the Parent External Adviser is subject.
(b) None of Parent or any Subsidiary of Parent is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination or acceleration of performance required by, or resulting in a right of termination or acceleration under, any Parent Material Contract to which it is a party, except for such breaches, defaults or actions as would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract except for such breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Material Contract is a valid and binding obligation of Parent or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of Parent, the other parties thereto, except such as would not reasonably be expected to have a Parent Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception.
Section 4.17 Real Property.
(a) None of Parent nor any of its Subsidiaries owns any real property in fee (or the equivalent interest in the applicable jurisdiction).

(b) None of Parent nor any of its Subsidiaries are party to any leases or subleases.
Section 4.18. Environmental. Except as would not reasonably be expected to have a Parent Material Adverse Effect:
(a) Parent and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, including possessing all Permits required for their operations under applicable Environmental Laws;
(b) there is no pending or, to the Knowledge of Parent, threatened Proceeding pursuant to any Environmental Law against Parent or any of its Subsidiaries;
(c) none of Parent or any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that Parent or any of its Subsidiaries has been or is in violation or is potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. None of Parent or any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and
(d) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries nor any other Person has had a Release of Hazardous Materials at any real property leased or operated by the Parent or any of its Subsidiaries in violation of Environmental Laws by the Parent or any of its Subsidiaries or that is reasonably expected to result in liability of the Parent or any of its Subsidiaries to remediate such Hazardous Materials pursuant to applicable Environmental Law.
Section 4.19. Takeover Statutes. No Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated hereby. Within the past five (5) years, none of Parent or its Affiliates or, to the Knowledge of Parent, their “associates” (as defined in Section 3-601 of the MGCL) has been an “interested stockholder” (as defined in Section 3-601 of the MGCL) of the Company.
Section 4.20. Vote Required. The approvals (a) by a majority of the votes cast at the Parent Stockholders’ Meeting with respect to the Parent Stock Issuance, (b) by the vote specified in Section 63(2)(A) of the Investment Company Act with respect to the Parent Below-NAV Issuance (the approvals in clauses (a) and (b), the “Parent Stockholder Approval”), and (c) by Parent as the sole stockholder of Acquisition Sub, are the only votes of holders of securities of Parent or the Acquisition Sub, as applicable, that are required in connection with the consummation of the transactions contemplated hereby. In addition to the Parent Stockholder Approval, Parent may seek approval of an amendment to Parent Advisory Agreement at the Parent Stockholders’ Meeting to, among other things, reduce the base management fee under Parent Advisory Agreement from 1.375% to 1.250% (the “Parent Advisory Agreement Amendment”), it being understood that the definition “Parent Stockholder Approval” shall not include approval of the Parent Investment Advisory Agreement Amendment and approval thereof shall not be a condition to Closing.

Section 4.21. Brokers. No investment banker, broker or finder other than J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Acquisition Sub or any of their respective Affiliates.
Section 4.22. Opinion of Financial Advisor. The Parent Board has received the opinion of J.P. Morgan Securities LLC, dated as of the date hereof, to the effect that, as of the date hereof, and based upon and subject to the limitations and assumptions set forth in such opinion, the Exchange Ratio of 0.94024 shares of Parent Common Stock is fair, from a financial point of view, to Parent.
Section 4.23. Insurance. Parent and its Subsidiaries have paid, or caused to be paid, all premiums due under all material insurance policies covering Parent and its Subsidiaries, and all such insurance policies are in full force and effect other than as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. None of Parent or any of its Subsidiaries has received written notice that they are in default with respect to any obligations under such policies, other than as would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any existing material insurance policy, in each case, that is held by, or for the benefit of, Parent or any of its Subsidiaries, other than as would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.24. Investment Assets. Each of Parent and its Subsidiaries owns all securities, Indebtedness and other financial instruments held by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business to secure obligations of Parent and any of its Subsidiaries.
Section 4.25. Parent Investment Advisory Agreement. The Parent Investment Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither Parent nor the Parent External Adviser is in default under the Parent Investment Advisory Agreement, except where such default would not reasonably be expected to have a Parent Material Adverse Effect. The Parent Investment Advisory Agreement is a valid and binding obligation of Parent, except as would not reasonably be expected to have a Parent Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception. There is no Proceeding pending or, to the Knowledge of Parent, threatened, and, to the Knowledge of Parent, there do not exist any facts or circumstances which would reasonably be expected to adversely affect the registration of the Parent External Adviser as an investment adviser under the Investment Advisers Act or the ability of Parent External Adviser to perform its obligations under the Parent Investment Advisory Agreement.
Section 4.26. Reserved.

Section 4.27. No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV or any certificate delivered hereunder, neither Parent, Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes any express or implied representation or warranty with respect to Parent, Acquisition Sub, the Parent External Adviser, any of their respective Subsidiaries, or any Portfolio Company, or with respect to any other information provided to the Company or any of its Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Other than in the case of intentional fraud, neither Parent, Acquisition Sub, the Parent External Adviser nor any other Person will have or be subject to any claim, liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, Parent Forecasts or other material made available to the Company in the electronic data room maintained by Parent for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate delivered pursuant hereto. Nothing in this Section 4.27 shall apply to or limit any claim for intentional fraud.
Section 4.28 Acknowledgment of Disclaimer of Other Representations and Warranties. Each of Parent and Acquisition Sub acknowledges that, as of the date hereof, they and their Representatives: (a) have received full access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries, and the Portfolio Companies which they and their Representatives, as of the date hereof, have requested to review and (ii) the electronic data room in connection with the transactions contemplated hereby; (b) may have received and may continue to receive from the Company and its Subsidiaries and their respective Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and the Portfolio Companies and their respective businesses and operations (collectively, “Forecasts”); and (c) have had full opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries and the Portfolio Companies. Parent and Acquisition Sub acknowledge and agree that (x) there are uncertainties inherent in attempting to make Forecasts, with which Parent and Acquisition Sub are familiar, and Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Forecasts (including the reasonableness of the assumptions underlying such Forecasts, other than with respect to intentional fraud), and Parent and Acquisition Sub shall have no claim against the Company, its Subsidiaries or its investment adviser, or the Portfolio Companies or any of their respective Representatives with respect to any such Forecasts and (y) each of Parent and Acquisition Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company, its Subsidiaries and the Portfolio Companies and, in making its determination to proceed with the transactions contemplated hereby, including the Merger, each of Parent and Acquisition Sub has relied on the results of its own independent review and analysis. Parent and Acquisition Sub each further acknowledges and agrees that (1) any Forecast, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Acquisition

Sub or any of their Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article III (Representations and Warranties of the Company); and (2) except for the representations and warranties expressly set forth in Article III (Representations and Warranties of the Company), (A) neither the Company, its investment adviser nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Acquisition Sub are not relying on (and Parent and Acquisition Sub shall have no claim against the Company, any of its Subsidiaries or any Portfolio Companies or their respective Representatives in respect of, other than in the case of intentional fraud) any such representation or warranty and (B) no Person has been authorized by the Company, its investment adviser or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such entity.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PARENT EXTERNAL ADVISER

The Parent External Adviser hereby represents and warrants to the Company as follows:
Section 5.1. Organization and Qualification. The Parent External Adviser is a limited liability company, duly formed, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its formation and has the requisite limited liability company power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have an Adviser Material Adverse Effect. The Parent External Adviser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have an Adviser Material Adverse Effect. The Parent External Adviser has made available to the Company a copy of the Parent External Adviser Documents and each of the Parent External Adviser Documents is in full force and effect, and the Parent External Adviser is not in violation of such documents.
Section 5.2. Authority Relative to Agreement.
(a) The Parent External Adviser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent External Adviser, and the consummation by the Parent External Adviser of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by the Parent External Adviser, and no other corporate action or Proceeding on the part of the Parent External Adviser is necessary to authorize the execution, delivery and performance of this Agreement by the Parent External Adviser and the consummation by the Parent External Adviser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent External Adviser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of the Parent External Adviser, enforceable against the Parent External Adviser in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception.
(b) The board of directors or similar governing body of the Parent External Advisor has, by resolutions adopted by directors or similar governing members adopted this Agreement and the transactions contemplated hereby.
(c) Neither the execution and delivery of this Agreement by the Parent External Adviser nor the consummation by the Parent External Adviser of the transactions contemplated hereby will (i) violate any provision of any Parent External Adviser Document, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate in any respect material to the Parent External Adviser any Applicable Law or by which any property or asset of the Parent External Adviser is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Contract to which the Parent External Adviser is a party or by which its properties or assets are bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of the Parent External Adviser other than, in the case of clauses (ii) and (iii), any such consent, notice, filing, conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not reasonably be expected to have an Adviser Material Adverse Effect.
Section 5.3. No Conflict; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Parent External Adviser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such Consent, registration, declaration, filing or notices (a) set forth on Section 5.3 of the Parent Disclosure Letter or (b) the failure of which to be obtained or made would not reasonably be expected to have an Adviser Material Adverse Effect.
Section 5.4. Permits; Compliance with Laws.
(a) The Parent External Adviser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Parent External Adviser to carry on its business as it is now being conducted (the “Parent External Adviser Permits”), and no suspension or cancellation of any of the Parent External Adviser Permits is pending or, to the Knowledge of the Parent External Adviser, threatened, except where the failure to be in possession of, or the suspension or cancellation of, any of the Parent External Adviser Permits would not reasonably be expected to have a Parent Material Adverse Effect.
(b) The Parent External Adviser is in compliance, and has been operated in compliance, in all material respects, with all Applicable Law, including, if any to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not reasonably be expected to have an Adviser Material Adverse Effect. The Parent External Adviser has not received any written or, to the Knowledge of the Parent External Adviser, oral notification from a Governmental Authority of any material non-compliance with any Applicable Law, which non-compliance would reasonably be expected to result in an Adviser Material Adverse Effect.
(c) The Parent External Adviser is not in default or violation of any (i) Applicable Law or (ii) the Parent External Adviser Permits, except for any such defaults or violations that would not reasonably be expected to have a Parent Material Adverse Effect.
(d) Since January 1, 2018, the Parent External Adviser has filed (after giving effect to any extensions) all Regulatory Documents that were required to be filed with any Governmental Authority, other than such failures to file that would not reasonably be expected to have an Adviser Material Adverse Effect.
(e) The Parent External Adviser is, and at all times required by the Investment Advisers Act since January 1, 2018 has been, duly registered as an investment adviser under the Investment Advisers Act. The Parent External Adviser is, and at all times required by Applicable Law (other than the Investment Advisers Act) since January 1, 2018 has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not reasonably be expected to have an Adviser Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the Form ADV of the Parent External Adviser as in effect on the date of this Agreement.
(f) No “affiliated person” (as defined under the Investment Company Act) of the Parent External Adviser has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Section 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of the Parent External Adviser, threatened that would result in any such disqualification.
(g) The Parent External Adviser has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to the Company) and, during the period prior to the date of this Agreement that the Parent External Adviser has been the investment adviser to the Parent, the Parent External Adviser has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.
(h) The Parent Investment Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither Parent nor the Parent External

Adviser is in default under the Parent Investment Advisory Agreement, except where such default would not reasonably be expected to have an Adviser Material Adverse Effect. The Parent Investment Advisory Agreement is a valid and binding obligation of the Parent External Adviser, except as would not reasonably be expected to have an Adviser Material Adverse Effect; provided such enforcement may be subject to the Bankruptcy and Equity Exception. There is no Proceeding pending or, to the Knowledge of the Parent External Adviser, threatened, and, to the Knowledge of the Parent External Adviser, there do not exist any facts or circumstances which would reasonably be expected to adversely affect the registration of the Parent External Adviser as an investment adviser under the Investment Advisers Act or the ability of an investment adviser to perform its obligations under the Parent Investment Advisory Agreement.
(i) Neither the Parent External Adviser nor any “affiliated person” (as defined in the Investment Company Act) of the Parent External Adviser is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company (or BDC), nor is there any Proceeding pending or, to the Knowledge of the Parent External Adviser, threatened by any Governmental Authority that would result in the ineligibility of the Parent External Adviser or any such “affiliated person” to serve as an investment adviser to a registered investment company (or BDC) pursuant to Sections 9(a) or 9(b) of the Investment Company Act. Neither the Parent External Adviser nor any “person associated with” (as defined in the Investment Advisers Act) the Parent External Adviser is ineligible pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Parent External Adviser, threatened by any Governmental Authority that would result in the ineligibility of the Parent External Adviser or any such “person associated with” the Parent External Adviser to serve in any such capacities pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act.
(j) There is no Proceeding pending or, to the Knowledge of the Parent External Adviser, threatened against the Parent External Adviser that would have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Parent External Adviser, investigation by any Governmental Authority involving, the Parent External Adviser that would have a Parent Material Adverse Effect.
(k) Since January 1, 2018, there has been no material adverse change in the operations, affairs or regulatory status of the Parent External Adviser.
(l) The Parent External Adviser has not taken any action or knows of any fact that would reasonably be expected to prevent the Intended Tax Treatment.
Section 5.5 Litigation. There is no Proceeding pending or, to the Knowledge of the Parent External Adviser, threatened against the Parent External Adviser that would, individually or in the aggregate, be material to the Parent External Adviser or Parent and its Subsidiaries, taken as a whole, and (ii) there is no judgment or order of any Governmental Authority outstanding against, or, to the Knowledge of the Parent External Adviser, inquiry or investigation by any Governmental Authority involving Parent or any of its Subsidiaries that, in the case of this clause (ii), would reasonably be expected to have a Parent Material Adverse Effect or an Adviser Material Adverse Effect.

Section 5.6. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Parent External Adviser expressly for inclusion or incorporation by reference in (a) the Form N-14 will, at the time the Form N-14 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to stockholders of the Company and stockholders of Parent and at the time of the Company Stockholders’ Meeting and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Parent External Adviser regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).
Section 5.7. Sufficient Funds. The Parent External Adviser will have on the Closing Date, sufficient funds to pay the Cash Consideration pursuant to the terms and conditions of this Agreement.
Section 5.8. No Other Representations and Warranties. Except for the representations and warranties contained in this Article V or any certificate delivered hereunder, neither the Parent External Adviser nor any other Person on behalf of the Parent External Adviser makes any express or implied representation or warranty with respect to Parent, Acquisition Sub, the Parent External Adviser, any of their respective Subsidiaries, or any Portfolio Company, or with respect to any other information provided to the Company or any of its Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Other than in the case of intentional fraud, neither the Parent External Adviser nor any other Person will have or be subject to any claim, liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, Parent Forecasts or other material made available to the Company in the electronic data room maintained by Parent for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V or in any certificate delivered pursuant hereto. Nothing in this Section 5.8 shall apply to or limit any claim for intentional fraud.
ARTICLE VI.

COVENANTS AND AGREEMENTS

Section 6.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1 (Termination), except (a) as may be required by Law, (b) as may be agreed in advance in writing by Parent, (c) as may be expressly contemplated or permitted pursuant to this Agreement or (d) as set forth in Section 6.1 of the Company Disclosure Letter: (x) the Company shall, and shall cause its Subsidiaries, to conduct the business of the Company and its Subsidiaries, as applicable, in the ordinary course of business (provided that (1) no action by the Company or its Subsidiaries with respect to any of the matters specifically addressed by any other provisions of this Section 6.1 will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions and (2) the failure by the Company or any of its Subsidiaries to take any action prohibited by clauses (a) through (p) below, will not be deemed to be a breach of this clause (x)); and (y) the Company shall not, and shall not permit any of its Subsidiaries to:
(a) amend or otherwise change the Company’s Charter or the Company’s Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries);
(b) except for transactions among the Company and its Subsidiaries or transactions pursuant to a stock repurchase plan that was publicly announced before the date of this Agreement, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;
(c) except for transactions among the Company and its Subsidiaries or in connection with the Company’s dividend reinvestment plan, issue, sell, pledge, dispose, encumber or grant or authorize the same with respect to any (i) shares of the Company’s or its Subsidiaries’ capital stock, (ii) options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or its Subsidiaries’ capital stock or (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or any of its Subsidiaries;
(d) (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (A) dividends and distributions paid by any Subsidiary of the Company to the Company or any of its Subsidiaries, (B) the authorization and payment of any dividend or distribution necessary for the Company to maintain its qualification as a RIC, as reasonably determined by the Company and approved by the Company Strategic Review Committee and Parent; provided, that Parent shall not unreasonably withhold, delay or condition its approval with respect to any such dividend or distribution or (C) a Tax Dividend in an amount approved by the Company Strategic Review Committee and Parent; provided, that Parent shall not unreasonably withhold, delay or condition its approval with respect to any such Tax Dividend; or (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries (other than any wholly-owned Subsidiaries) or any options, warrants, or rights to acquire any such shares or other equity interests;
(e) acquire or dispose of (including by merger, consolidation or acquisition or disposition of stock or assets), or lease or license or otherwise sell, transfer or encumber, any material assets, except (i) in respect of any merger, consolidation, business combination, disposition, sale or transfer among the Company and its wholly-owned Subsidiaries, or (ii) with respect to acquisitions, dispositions, sales or transfers with collective purchase prices not exceeding $1,000,000 in the aggregate; provided, however, that disposition transactions involving Acquired Investments are covered solely by Section 6.1(g).
(f) other than with respect to any unfunded commitment disclosed on Section 3.15(a)(vii), make any investment (including a loan, guarantee, equity investment, cash contribution or otherwise) that (i) with respect to an existing Portfolio Company, is, individually or in the aggregate, greater than the lesser of (x) 10% of the fair market value of such existing Portfolio Investments in such Portfolio Company as of April 30, 2020 as reflected in the Schedule of Investments included in the Company’s quarterly report on Form 10-Q filed with the SEC on June 9, 2020 and (y) $500,000 and (ii) with respect to any Portfolio Company in which the Company has not yet made any investment, is, individually or in the aggregate, greater than $500,000 with respect to such Company;
(g) dispose of (including by merger, consolidation or acquisition or disposition of stock or assets), forgive any amount under or lease or license or otherwise sell, transfer or encumber, all of or any portion of an Acquired Investment;
(h) incur any Indebtedness or guarantee any Indebtedness of any Person, except as set forth on Section 6.1(h) of the Company Disclosure Letter;
(i) amend in any respect any Company Material Contract (other than any Material Contract relating to (x) any Acquired Investment with a fair market value less than $6,000,000 as of April 30, 2020, (y) that is not a Control Investment of the Company as of the date hereof or (z) any Acquired Investment in a Portfolio Company that is in default under the applicable Acquired Loan Documents or Equity Governing Documents) that cannot be terminated without penalty upon notice of thirty (30) days or less;
(j) make any material change to its methods of accounting, except (i) as required by GAAP (or any interpretation thereof), Regulation SX of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in Applicable Law or (iv) as disclosed in the Company SEC Documents prior to the date hereof;
(k) unless required by Applicable Law, (i) make, change or revoke any material Tax election (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from making the election under Section 852(b)(3)(D) of the Code pursuant to Section 6.14(e)), (ii) change any material method of Tax accounting other than in the ordinary course of business, (iii) file any material amended Tax Return other than in the ordinary course of business, (iv) settle or compromise any audit or proceeding relating to a material amount of Taxes, (v) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes; (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (vii) surrender any right to claim a material Tax refund;

(l) change the Company’s investment objective as described in the Company SEC Documents;
(m) (i) except as provided by Section 6.25 (Security Holdings), modify, amend or waive any of the terms, covenants or conditions of any Acquired Loan Documents or Equity Governing Documents relating to (w) any Acquired Investment with a fair market value equal to or greater than $6,000,000 as of April 30, 2020, (x) any Acquired Investment that is a Control Investment of the Company as of the date hereof, (y) any Acquired Investment in a Portfolio Company that is in default under the applicable Acquired Loan Documents or Equity Governing Documents or (z) any of those Portfolio Companies set forth on Section 6.24 of the Company Disclosure Letter, or (ii) authorize the acceleration or prepayment (partial or in full) of (w) any Acquired Investment with a fair market value equal to or greater than $6,000,000 as of the April 30, 2020 as reported in the Schedule of Investments included in the Company’s quarterly report on Form 10-Q filed with the SEC on June 9, 2020, (x) any Acquired Investment that is a Control Investment of the Company as of the date hereof, (y) any Acquired Investment in a Portfolio Company that is in default under the applicable Acquired Loan Documents or Equity Governing Documents or (z) any Acquired Investment in a Portfolio Company set forth on Section 6.24 of the Company Disclosure Letter;
(n) (i) increase the compensation or benefits payable or that may become payable to any of its directors, (ii) enter into, adopt, or establish any employee benefit plan, program, agreement, arrangement or policy, including without limitation any employment, severance, change of control or retention agreement or “employee benefit plan” within the meaning of Section 3(3) of ERISA or (iii) hire any employee or individual consultant;
(o) modify any provision of the Acquired Loan Documents that alters (i) the order of application of proceeds or the pro rata sharing of payments required thereby, (ii) alters the provisions relating to maturity, lender commitments, mandatory prepayments, scheduled amortization, interest rates (including the composition thereof), subordination and/or intercreditor arrangements, lender consent requirements or amendments or (iii) releases any security or Acquired Loan Collateral for any Acquired Loan (other than releases required under the applicable Acquired Loan Documents or the ordinary course release of funds from escrow or reserve accounts required by the applicable Acquired Loan Documents); or
(p) enter into any agreement to do any of the foregoing.
Section 6.2. Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1 (Termination), except (a) as may be required by Law, (b) as may be agreed in advance in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted pursuant to this Agreement or (d) as set forth in Section 6.2 of the Parent Disclosure Letter: (x) Parent shall, and shall cause its Subsidiaries to conduct the business of Parent and its Subsidiaries, as applicable, in the ordinary course of business (provided that (1) no action by Parent or its Subsidiaries with respect to any of the matters specifically addressed by any other provisions of this Section 6.2 will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions, and (2) the failure by Parent or any of its Subsidiaries to take any action prohibited by clauses (a) through (j) below will not be deemed to be a breach of this clause (x), and (3) dispositions of investments in Portfolio Companies in accordance with Parent’s investment objectives, policies, and restrictions in effect as of the date hereof will not be deemed to be a breach of this clause (x)); and (y) Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, solely to the extent that any such actions would be reasonably expected to adversely affect Parent’s ability to satisfy the conditions set forth in Section 7.1 (Conditions to the Obligations of Each Party) and Section 7.3 (Conditions to Obligations of the Company):
(a) amend or otherwise change the organizational documents of Parent (or such equivalent organizational or governing documents of any of its Subsidiaries);
(b) except for transactions among Parent and its Subsidiaries or transactions pursuant to a stock repurchase plan that was publicly announced before the date of this Agreement, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;
(c) make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as otherwise required by Applicable Law;
(d) (i) make or change any material Tax election other than in the ordinary course of business (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude Parent from designating dividends paid by it as “capital gain dividends” within the meaning of Section 852 of the Code), (ii) change any material method of Tax accounting other than in the ordinary course of business, or (iii) agree to any extension of waiver of the statute of limitations with respect to a material amount of Tax;
(e) enter into a new line of business outside of Parent’s investment objective as described in the Parent SEC Documents (provided, that the foregoing shall not apply in any way to any entity in which Parent or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment that is or would be reflected in the Schedule of Investments included in Parent’s quarterly or annual reports); or
(f) enter into any agreement to do any of the foregoing.
Section 6.3. Preparation of the Form N-14 and the Joint Proxy Statement; Stockholder Meetings.
(a) (i) The Company and Parent shall cooperate to prepare the Joint Proxy Statement and the Form N-14 as promptly as practicable after the execution of this Agreement and (ii) Parent shall file with the SEC the Form N-14, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the First Step as promptly as practicable following the date of this Agreement but no later than thirty (30) Business Days following the date of this Agreement. Each of Parent and the Company shall use its reasonable best efforts to (i) cause the Form N-14 and the Joint Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and (ii) have the Form N-14 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form N-14, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in connection with the First Step. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form N-14 and the Joint Proxy Statement. As promptly as practicable after the Form N-14 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders as promptly as practicable following the Form N-14 being declared effective. No filing of, or amendment or supplement to, the Form N-14 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Time, any information relating to Parent, the Parent External Adviser, the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent, the Parent External Adviser, or the Company which should be set forth in an amendment or supplement to either the Form N-14 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Parent and the Company. Each party shall notify the other promptly of the time when the Form N-14 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the First Step for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form N-14 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form N-14 or the First Step.
(b) Subject to the earlier termination of this Agreement in accordance with Article VIII, the Company shall, as soon as practicable following the effectiveness of the Form N-14, duly call, give notice of, convene (on a date selected by the Company in consultation with Parent, which date is intended to be the date of the Parent Stockholders’ Meeting) and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval and shall not submit any other proposal to such stockholders in connection with the Company Stockholders’ Meeting without prior written consent of Parent; provided that the Company may postpone or adjourn to a later date the Company Stockholders’ Meeting (i) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to adopt this Agreement, whether or not a quorum is present, (iv) if required by Applicable Law or (v) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties or obligations under Applicable Law. If the Company Board has not made a Company Adverse Recommendation Change, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Joint Proxy Statement, and use its reasonable best efforts to lawfully solicit from its stockholders proxies in favor of the adoption of this Agreement. Except as expressly permitted in Section 6.6, neither the Company Board nor any committee thereof shall (x) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify the Company Recommendation, in each case in a manner materially adverse to Parent, (y) fail to include the Company Recommendation in the Joint Proxy Statement or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal ((x), (y) and (z) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal (whether or not a Superior Proposal) or the occurrence of a Company Adverse Recommendation Change.
(c) Subject to the earlier termination of this Agreement in accordance with Article VIII, Parent shall, as soon as practicable following the effectiveness of the Form N14, duly call, give notice of, convene (on a date selected by Parent in consultation with the Company, which date is intended to be the date of the Company Stockholders’ Meeting) and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) for the purpose of seeking the Parent Stockholder Approval and shall not submit any other proposal to such stockholders in connection with the Parent Stockholders’ Meeting without prior written consent of the Company; provided that Parent may postpone or adjourn to a later date the Parent Stockholders’ Meeting (i) for the absence of a quorum, (ii) to allow reasonable additional time to obtain regulatory approval or solicit additional proxies if Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to approve the Parent Stockholder Approval matters, whether or not a quorum is present, (iii) if required by Applicable Law or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Parent Board (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under Applicable Law. Neither the Parent Board nor any committee thereof shall (x) withhold, withdraw, modify, qualify, or propose publicly to withhold, withdraw, modify or qualify the Parent Recommendation, in each case in a manner materially adverse to the Company or (y) fail to include the Parent Recommendation in the Joint Proxy Statement.
Section 6.4. Appropriate Action; Consents; Filings.
(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.6 (No Solicitation)), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the First Step set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated hereby, including the First Step, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be reasonably necessary to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated hereby, including the First Step; (ii) the defending of any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the First Step, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the First Step and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. To the extent required by Applicable Law, each of the parties hereto shall promptly make and not withdraw (without the Company’s consent, such consent not to be unreasonably withheld, conditioned or delayed) its respective filings under the HSR Act, and make any other applications and filings as reasonably determined by the Company and Parent under other applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than as required by Law. Parent and the Company shall each be responsible for fifty percent (50%) of all filing fees incurred in connection with the HSR Act.
(b) Parent and Acquisition Sub agree to use their reasonable best efforts to take (and to cause their Affiliates to take) promptly steps necessary to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any foreign or United States federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated hereby as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby; provided, however, that Parent and Acquisition Sub shall not be required to take any actions that would or would reasonably be expected to result in either a Parent Material Adverse Effect or a Company Material Adverse Effect. Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure that (i) no requirement for any non-action by or consent or approval of the Antitrust Division, the Federal Trade Commission, or other Governmental Authority with respect to any Antitrust Laws, (ii) no decree, judgment, injunction, temporary restraining order or any other Order in any Proceeding with respect to any Antitrust Laws, and (iii) no other matter relating to any Antitrust Laws would preclude consummation of the First Step by the Termination Date.
(c) In connection with and without limiting the efforts referenced in this Section 6.4, the Company, Parent and Acquisition Sub hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a private party, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, or in connection with any Proceeding initiated by a private party, to any other Person, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority, or in connection with any Proceeding initiated by a private party, between either party and any other Person with respect to this Agreement. In addition, each of the parties hereto will give reasonable notice to and consult with the other in advance of any meeting or conference with any Governmental Authority, or in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the Governmental Authority or other Person, give the other the opportunity to attend and participate in such meeting or conference.
Section 6.5. Access to Information; Confidentiality.
(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford reasonable access to Parent’s Representatives, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the properties, books and records of the Company and its Subsidiaries and the officers of the Company and personnel of the Company Investment Adviser and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested (which, for the avoidance of doubt, shall include, but shall not be limited to, (x) requests to evaluate the amount or calculation of any proposed Tax Dividend and the Company’s monthly financial results, financial forecasts, quarterly RIC testing and RIC tax liability modeling, ICTI modeling, Net Capital Gain modeling, asset sales, investment valuations and cash balances/forecasts and (y) the valuation committee minutes of the Company’s valuation committee); provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause material competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate Applicable Law or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client, attorney work product or any other legal privilege. The Chief Financial Officer of the Company shall meet with representatives of Parent no less frequently than monthly at a time mutually agreeable to the officers of the Company and Parent to discuss the Company’s monthly financial results, financial forecasts, quarterly RIC testing and RIC tax liability modeling, ICTI modeling, Net Capital Gain modeling, asset sales, investment valuations and cash balances/forecasts. No investigation or access permitted pursuant to this Section 6.5(a) shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent and the Parent External Adviser agree that it and they will not, and will cause its and their Representatives not to, use any information obtained pursuant to this Section 6.5(a) for any competitive or other purpose unrelated to the transactions contemplated by this Agreement. The Confidentiality Agreement shall apply with respect to information furnished by the Company, its investment adviser, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.
(b) Upon reasonable notice, Parent shall (and shall cause each of its Subsidiaries and Acquisition Sub to) afford reasonable access to the Company’s Representatives, in a manner not disruptive to the operations of the business of Parent and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the properties, books and records of Parent and its Subsidiaries and the officers of Parent and the personnel of the Parent External Adviser and, during such period, shall (and shall cause each of its Subsidiaries (including Acquisition Sub) to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Parent, its Subsidiaries (including Acquisition Sub) and the Parent External Adviser, as may reasonably be requested; provided, however, that nothing herein shall require Parent or any of its Subsidiaries (including Acquisition Sub) to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, (i) cause significant competitive harm to Parent or its Subsidiaries (including Acquisition Sub) if the transactions contemplated hereby are not consummated, (ii) violate Applicable Law or the provisions of any Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party or (iii) jeopardize any attorney-client, attorney work product or any other legal privilege. No investigation or access permitted pursuant to this Section 6.5(b) shall affect or be deemed to modify any representation or warranty made by Parent or Acquisition Sub hereunder. The Company agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.5(b) for any competitive or other purpose unrelated to the transactions contemplated by this Agreement. The Confidentiality Agreement shall apply with respect to information furnished by Parent, the Parent External Adviser, its Subsidiaries, Acquisition Sub and Parent’s officers, employees and other Representatives hereunder.
Section 6.6. No Solicitation.
(a) Subject to Section 6.6(c), the Company shall, and shall cause its Representatives and its Subsidiaries to, immediately cease and cause to be terminated immediately any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to a Competing Proposal (an “Inquiry”). The Company shall promptly demand that each Person (other than Parent or its Representatives) that has heretofore executed a confidentiality agreement with respect to the Company’s potential consideration of a Competing Proposal immediately return or destroy all confidential information heretofore furnished to such Person and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or any of their respective Representatives with respect to any Competing Proposal.
(b) Except as otherwise expressly provided in this Agreement (including this Section 6.6), until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives and

Subsidiaries not to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing or disclosing information) any Inquiries or the making, submission or implementation of any Competing Proposal, (ii) enter into any agreement, arrangement, discussions or understanding with respect to any Competing Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate the Merger, or (iii) initiate or engage in any way in negotiations or discussions with respect to a Competing Proposal (it being understood that the Company may inform Persons of the provisions contained in this Section 6.6 and shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any Third Party with respect to the Company to allow such Third Party to submit a Competing Proposal).
(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to the date that the Company Stockholder Approval is obtained, in the event that the Company (or its Representatives on the Company’s behalf) receives directly an unsolicited bona fide written Competing Proposal or Inquiry from any Third Party that did not result from a breach of this Section 6.6, (i) after compliance with Section 6.6(e) below, the Company and its Representatives may contact such Third Party solely to clarify the terms and conditions thereof (without the Company Board being required to make the determination in clause (ii) of this Section 6.6(c)) and (ii) the Company and the Company Board and its Representatives may engage or participate in negotiations or substantive discussions with, or furnish any information and other access to, any Third Party making such Inquiry or Competing Proposal and its Representatives, Affiliates and prospective debt and equity financing sources if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that (I) such Inquiry or Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (II) a failure to do so would reasonably be expected to be inconsistent with its fiduciary duties or obligations under Applicable Law; provided that (x) Competing Proposal did result from any material breach of any of the provisions set forth in this Section 6.6, (y) prior to furnishing any material non-public information concerning the Company and its Subsidiaries the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, a confidentiality agreement containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms) (it being understood and agreed that such confidentiality agreement need not restrict the making of Competing Proposals (and related communications) to the Company Board and the Company has waived any such restrictions in the Confidentiality Agreement) (an “Acceptable Confidentiality Agreement”), and (z) the Company shall (subject to the terms of any confidentiality agreement existing prior to the date hereof) within twenty-four (24) hours provide or make available to Parent any material written non-public information concerning it or its Subsidiaries that it provides to any Third Party given such access that was not previously made available to Parent or its Representatives. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 6.6, including any public announcement that the Company or the Company Board has made any determination required under this Section 6.6(c) to take or engage in any such actions (provided that the Company Board expressly publicly reaffirms the Company Recommendation in connection with such public disclosure), shall not constitute a Notice of Adverse Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 8.1 (Termination).
(d) Except as otherwise provided in this Agreement, (i) neither the Company Board nor any committee of the Company Board shall effect a Company Adverse Recommendation Change and (ii) the Company Board shall not approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may (x) effect a Company Adverse Recommendation Change if, upon the occurrence of an Intervening Event, the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties or obligations under Applicable Law or (y) if the Company has received an unsolicited bona fide written Competing Proposal that did not result from a breach of Section 6.6 and that the Company Board has determined in good faith, after consultation with its financial advisor, constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal (an “Alternative Acquisition Agreement”) concurrently with the termination of this Agreement in accordance with Section 8.1(c)(ii), and, provided that, in the case of either clause (x) or (y):
(i) the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, that it intends to effect a Company Adverse Recommendation Change (a “Notice of Adverse Recommendation”) and/or terminate this Agreement pursuant to Section 8.1(c)(ii) (a “Notice of Superior Proposal”), which notice shall specify in reasonable detail the basis for the Company Adverse Recommendation Change and/or termination and (A) in the case of a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal accompanied by a copy of the written Competing Proposal and any related transaction or financing documents and a written summary of any material terms and conditions of the Competing Proposal that are not in writing, or (B) in the case of an Intervening Event, reasonable detail regarding the Intervening Event;
(ii) after providing such notice and prior to effecting such Company Adverse Recommendation Change and/or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company shall have negotiated, and shall have caused its Representatives to be available to negotiate, with Parent and Acquisition Sub in good faith (to the extent Parent and Acquisition Sub desire to negotiate) during such three (3) Business Day period to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to effect the Company Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.1(c)(ii) (it being understood that any change to the financial terms or other material terms of the Superior Proposal giving rise to a Notice of Superior Proposal shall require a new notice and a new three (3) Business Day Period); and
(iii) following the end of such three (3) Business Day period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and, with respect to clause (A) below, its financial advisor, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Superior Proposal, that (A) the Superior Proposal giving rise to the Notice of Superior Proposal continues to be a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Company Board to effect a Company Adverse Recommendation Change would continue to reasonably be expected to be inconsistent with its fiduciary duties or obligations under Applicable Law.
(e) The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent in writing of any Inquiry, Competing Proposal (including the identity of the Person (or group of Persons) making such Inquiry or Competing Proposal and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it shall keep Parent informed on a reasonably current basis of the status and material terms and conditions (including amendments or proposed amendments) of any such Inquiry or Competing Proposal.
(f) Nothing contained in this Section 6.6 or elsewhere in this Agreement shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under Applicable Law or applicable NYSE rules and regulations, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (ii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company, including any such similar communication in response to a Competing Proposal that is not a tender offer or exchange offer); provided, however, (x) that any disclosure made as permitted under clause (i) of this Section 6.6(f) (other than any “stop-look-and-listen” or similar communication or a factually accurate public statement by the Company that escribes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto) that relates to a Competing Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure and (y) neither the Company nor the Company Board (nor any committee thereof) shall be permitted to recommend any Competing Proposal or otherwise effect a Company Adverse Recommendation Change with respect thereto, except as otherwise permitted by this Agreement.
(g) For purposes of this Agreement:
(i) “Competing Proposal” shall mean any inquiry, proposal, discussions, negotiations or offer from any Third Party (A) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its Subsidiaries, or (B) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (1) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, twenty percent (20%) or more of the total assets, net revenue or net income of the Company and such its Subsidiaries, taken as a whole, for the 12-month period ending on the last day of the Company’s then most recently completed fiscal quarter, or (2) twenty percent (20%) or more of the outstanding shares of capital stock of, or other equity or voting interests in, the Company or in any of its Subsidiaries, in each case other than the Merger.
(ii) “Superior Proposal” shall mean an unsolicited Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that did not result from a breach of this Section 6.6 that the Company Board determines in good faith, after consultation with its financial advisor and outside legal advisor, and considering such factors as the Company Board considers to be appropriate, (x) is more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated hereby (including any revisions to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal made to the Company under the provisions of Section 6.6(d)), (y) is reasonably likely to be consummated (taking into account, among other things, legal, financial, regulatory and other aspects of such proposal, including any conditions and the identity of the offeror) on a timely basis, and (z) in respect of which any financing required has been determined by the Company Board to be reasonably likely to be obtained as evidenced by a written commitment of a reputable financing source.
Section 6.7. Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers, managers, or employees, as the case may be, of the Company, its Subsidiaries or the Company’s Affiliates, including but not limited to officers and employees of the Company’s investment advisor, Company Investment Adviser (collectively, the “D&O Indemnified Parties”) as provided in their respective organizational documents as in effect on the date of this Agreement or in any Contract shall survive the Merger and shall continue in full force and effect. Parent shall indemnify, defend and hold harmless, and advance expenses to the D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to or at the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), and to the fullest extent permitted by Applicable Law and as required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. To the maximum extent permitted by the Laws of the State of Maryland, for a period of six (6) years following the Effective Time, Parent shall cause its and the Surviving Corporation’s (and any of their respective successors’) articles of incorporation, bylaws or other organizational documents to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.
(b) Without limiting the provisions of Section 6.7(a), to the fullest extent permitted by Applicable Law or otherwise required by the organizational documents of the Company or its Subsidiaries as in effect on the date hereof or in any Contract disclosed or made available to Parent prior to the date hereof, Parent shall: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company, its investment adviser or any of its Subsidiaries prior to the Effective Time; or (B) this Agreement or the transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, Proceeding or investigation the expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified by Applicable Law. Any determination required to be made with respect to whether the conduct of any D&O Indemnified Party complies or complied with any applicable standard shall be made by independent legal counsel selected by the D&O Indemnified Party, which counsel shall be reasonably acceptable to Parent, and the reasonable fees of such counsel shall be paid by Parent. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, Proceeding or investigation from all liability arising out of such claim, Proceeding or investigation.
(c) Parent shall, and shall cause its Subsidiaries to purchase and maintain in full force and effect a six (6) year “tail” policy, on terms and conditions no less advantageous to the D&O Indemnified Parties, or any other Person entitled to the benefit of this Section 6.7, as applicable, than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that Parent shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company on an annualized basis, but in such case shall purchase as much of such coverage as possible for such amount). Parent shall not, and shall not permit its Subsidiaries to, take any action that would reasonably be expected to prejudice the rights of, or otherwise reasonably be expected to impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time.
(d) The D&O Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any

D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.7. Notwithstanding any other provision of this Agreement, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.
Section 6.8. Notification of Certain Matters. Subject to Applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any claims, investigations or Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby and (c) any notice or other communication received by such party from any Borrower of any breach or default of any Acquired Investment document or, to such party’s Knowledge, the occurrence of any event that with the giving of notice, lapse of time or both would be a breach or a default under any Acquired Investment document.
Section 6.9. Public Announcements. Except as otherwise contemplated by Section 6.6 (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company or the Company Board under Section 6.6 (No Solicitation)), prior to any Company Adverse Recommendation Change, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto. The Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, Portfolio Companies, customers, suppliers and consultants in a manner consistent with prior communications of the Company or is consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.
Section 6.10. Acquisition Sub. Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the First Step on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the First Step Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.
Section 6.11. No Control of the Other Party’s Business.
(a) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
(b) Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
Section 6.12. Rule 16b-3 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by Applicable Law.
Section 6.13. Repayment of Existing Credit Facilities and Existing Notes.
(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft copy of one or more customary payoff letters (and applicable Lien releases providing that all Liens and all guarantees in connection therewith related to the assets and properties of the Company and its Subsidiaries securing such obligations shall automatically and permanently be, released and terminated upon the payment of the applicable payoff amount on the Closing Date) in form reasonably acceptable to Parent, in each case from each holder of Indebtedness of the Company and its Subsidiaries required to be repaid on the Closing Date (including, in respect of the Existing Credit Facilities and other funded Indebtedness of the Company and its Subsidiaries but excluding the Existing Notes) (collectively, the “Payoff Letters”; and such Indebtedness, the “Closing Date Indebtedness”), and, on or prior to the Closing Date, the Company shall deliver to Parent an executed copy of the Payoff Letters to be effective upon the Closing. The Company shall, and shall cause its Subsidiaries to, deliver all the documents required for the termination of commitments under the Closing Date Indebtedness, subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding thereunder.
(b) At least fifteen (15) Business Days prior to the Closing Date, Parent shall deliver a notice to the Company setting forth its intent to redeem or assume the Existing Notes. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent draft documentation in form and substance satisfactory to fulfill the conditions precedent and other requirements for such election in accordance with the terms of the Existing Notes Indenture and, at the instruction of Parent, shall provide such documentation to the trustee in respect of the Existing Notes in order to fulfill such conditions precedent and other requirements. Effective as of the Closing, Parent shall, and shall cause the Surviving Corporation to, take all such steps as may be necessary to assume or cause to be assumed or redeem or cause to be redeemed in accordance with the Existing Notes Indenture for the assumption of, or the redemption of the full amount of principal and accrued interest, and any and all of the fees, costs, expenses, penalties and other amounts payable under, the Existing Notes.

Section 6.14. Certain Tax Matters.
(a) For United States federal income Tax purposes, (i) the parties intend that the (A) First Step and the Second Step shall be considered together as a single integrated transaction for United States federal income Tax purposes, (B) the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (a “Reorganization”), and (C) the Cash Consideration shall be treated by the holders of Company Common Stock as the receipt of ordinary income and by Parent External Adviser as the payment of a support payment that is deductible by Parent External Adviser under any federal, state and local Tax law (the parties’ intended tax treatment specified in this Section 6.14(a)(i) shall be, collectively, the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Company, Parent and Acquisition Sub are parties under Section 368(b) of the Code.
(b) Each of the Company, Parent and Acquisition Sub shall use its reasonable best efforts to accomplish the Intended Tax Treatment, including by not taking any action that such party knows is reasonably likely to prevent such treatment. Each of the Company, Parent and Acquisition Sub shall report the First Step and the Second Step, the Merger, Cash Consideration and the other transactions contemplated hereby in a manner consistent with the Intended Tax Treatment.
(c) To the extent necessary, Company, Parent and Acquisition Sub shall work together in good faith to effect the combination contemplated by this Agreement using an alternative structure that would be tax-free to the extent of the Share Consideration in the event that the Reorganization cannot be achieved.
(d) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Company take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause Parent to fail to qualify as a RIC, and (ii) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Parent, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify as a RIC.
(e) RIC Tax Issues.
(i) During the period from the date of this Agreement to October 31, 2020, the Company and its Subsidiaries shall use commercially reasonable efforts to reduce its undistributed Net Capital Gain to $0.00 by recognizing (for U.S. federal income tax purposes) losses on the list of assets in Section 6.14(e) of the Company Disclosure Letter; provided that no such loss will be taken into account on the Final October 31 RIC Tax Schedule if such loss is not, in the reasonable judgment of Parent’s Tax Return preparers, at least more likely than not to be permitted to be utilized by the Company;

(ii) To the extent that the Company would otherwise have positive undistributed Net Capital Gain for the taxable year ending October 31, 2020, the Company shall designate Net Capital Gain as distributed to shareholders of the Company pursuant to an election made under Section 852(b)(3)(D) of the Code with respect to the taxable year of the Company ending on October 31, 2020, timely file IRS Form 2438, IRS Form 2439 and any other forms required to timely make such election (and a corresponding election under any applicable state and local tax laws), and pay the corresponding Tax imposed under Section 852(b)(3)(A) of the Code prior to Closing (if due and payable on before the Closing Date). As soon as practicable after filing of such forms and payment of such Taxes by the Company to a Governmental Authority pursuant to this Section 6.14(e)(ii), the Company shall deliver to Parent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such filing and payment reasonably satisfactory to Parent. For the avoidance of doubt, the election described in this Section 6.14(e)(ii) is the sole method by which the Company shall reduce any positive undistributed Net Capital Gain for the taxable year ending October 31, 2020. The Company shall not make any distribution to its stockholders to reduce such positive undistributed Net Capital Gain for such taxable year.
(iii) During the period from November 1, 2020 to the Closing Date, the Company and its Subsidiaries shall use commercially reasonable efforts to reduce undistributed Net Capital Gain to $0.00 by recognizing (for U.S. federal income tax purposes) losses on the list of assets in Section 6.14(e) of the Company Disclosure Letter to the extent such losses were not recognized in the taxable year ending October 31, 2020; provided that no such loss will be taken into account on the Final RIC Tax Schedule if such loss is not, in the reasonable judgment of Parent’s Tax Return preparers, at least more likely than not to be permitted to be utilized by the Company.
(iv) To the extent that the Company would otherwise have positive undistributed Net Capital Gain for the taxable period from November 1, 2020 to the Closing Date, the Company shall designate Net Capital Gain as distributed to shareholders of the Company pursuant to an election made under Section 852(b)(3)(D) of the Code with respect to the taxable period of the Company ending on the Closing Date, timely file IRS Form 2438, IRS Form 2439 and any other forms required to timely make such election (and a corresponding election under any applicable state and local tax laws), and pay the corresponding Tax imposed under Section 852(b)(3)(A) of the Code prior to Closing (if due and payable on before the Closing Date). As soon as practicable after filing of such forms and payment of such Taxes by the Company to a Governmental Authority pursuant to this Section 6.14(e)(iv), the Company shall deliver to Parent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such filing and payment reasonably satisfactory to the Parent. For the avoidance of doubt, the election under this Section 6.14(e)(iv) is the sole method by which the Company shall reduce such otherwise positive undistributed Net Capital Gain for the taxable period from November 1, 2020 to the Closing Date. The Company shall not make any distribution to its stockholders to reduce such positive undistributed Net Capital Gain for such taxable period.

(v) No later than thirty (30) Business Days prior to October 31, 2020, the Company shall deliver to Parent (a) a calculation, substantially in the form of the estimated calculation attached hereto as Exhibit B, of the net asset value per share of the Company Common Stock as of October 31, 2020, which shall be prepared in good faith on a pro forma basis after giving effect to the transactions contemplated by this Agreement, the payment by the Company of all Company expenses incurred in connection with this Agreement and the transactions contemplated hereby and the other adjustments set forth in Exhibit B (the “October 31 Pro Forma NAV”), and (b) a calculation, substantially in the form of the estimated calculation attached hereto as Exhibit C, of (1) the undistributed ICTI of the Company for the taxable year ending October 31, 2020 and (2) the undistributed Net Capital Gain and the RIC Tax Liability for the taxable year ending October 31, 2020, which shall be prepared in good faith on a pro forma basis after giving effect to the transactions contemplated by this Agreement, the payment by the Company of all Company expenses incurred in connection with this Agreement and the transactions contemplated hereby, the transactions contemplated by Section 6.14(e)(i) and (ii), and any other adjustments set forth in Exhibit C (the “October 31 Pro Forma ICTI,” and together with the October 31 Pro Forma NAV, the “Estimated October 31 RIC Tax Schedule”), together with any supporting documentation requested by Parent (as updated, or if Parent makes no comments to the Estimated October 31 RIC Tax Schedule, or as adjusted pursuant to the determination of an Independent Accounting Firm, the “Final October 31 RIC Tax Schedule”). The Estimated October 31 RIC Tax Schedule shall be subject to Parent’s review and approval, which shall not be unreasonably withheld, delayed or conditioned. If Parent does not object to the Estimated October 31 RIC Tax Schedule by written notice to Company within ten (10) Business Days after receipt, then the Estimated October 31 RIC Tax Schedule shall be the Final October 31 RIC Tax Schedule and shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement. If Parent objects to all or a portion of the Estimated October 31 RIC Tax Schedule, it shall notify the Company in writing within ten (10) Business Days of receipt a description of, and the basis for, any objection, and Parent and the Company shall act in good faith to resolve any such dispute for a period of ten (10) Business Days after the Company’s receipt of such notice. If the Company and Parent do not reach an agreement regarding any disputed item with respect to the Estimated October 31 RIC Tax Schedule during such time period, then the dispute shall be presented to an accounting firm of national reputation mutually agreed upon by the Company and Parent (an “Independent Accounting Firm”) for final resolution. The Independent Accounting Firm shall make its decision solely based on such written submissions and shall not conduct an independent investigation. The Independent Accounting Firm shall be directed to promptly, and in any event within five (5) Business Days after its appointment pursuant to this Section 6.14(e), render its written decision on such matters under dispute (it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator). The Independent Accounting Firm’s determination shall be binding upon the parties, and the Final October 31 RIC Tax Schedule shall reflect the Independent Accounting Firm’s determination. The Company shall prepare and file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Company or any of its Subsidiaries with respect to its taxable year ending October 31, 2020 that are due on or before the Closing Date (each such Tax Return, the

“October 31 Tax Return”). All such October 31 Tax Returns shall be prepared on a basis consistent with the most recent Tax Returns of the Company and its Subsidiaries except as required by Applicable Law. No later than thirty (30) Business Days prior to the due date of such October 31 Tax Return, Parent shall have a reasonable opportunity to review such October 31 Tax Return. The October 31 Tax Return shall be subject to the Parent’s review and approval, which shall not be unreasonably withheld, delayed or conditioned.
(vi) In addition to the requirements under Section 6.14(e)(v) and Section 6.21(Update to Schedules), no later than thirty (30) Business Days prior to the Effective Time, the Company shall deliver to Parent (a) a calculation, substantially in the form of the estimated calculation attached hereto as Exhibit D, of the net asset value per share of the Company Common Stock as of the last day of the then most recent completed month, which shall be prepared in good faith on a pro forma basis after giving effect to the transactions contemplated by this Agreement, the payment by the Company of all Company expenses incurred in connection with this Agreement and the transactions contemplated hereby and the other adjustments set forth in Exhibit D (the “Closing Pro Forma NAV”), and (b) a calculation, substantially in the form of the estimated calculation attached hereto as Exhibit E, of (1) the undistributed ICTI of the Company for the taxable period from November 1, 2020 to the Effective Time and (2) the undistributed Net Capital Gain and the RIC Tax Liability for the taxable period from November 1, 2020 to the Effective Time, which shall be prepared in good faith on a pro forma basis after giving effect to the transactions contemplated by this Agreement, the payment by the Company of all Company expenses incurred in connection with this Agreement and the transactions contemplated hereby, the transactions contemplated by Section 6.14(e)(i), (ii), (iii) and (iv), and any other adjustments set forth in Exhibit E (the “Closing Pro Forma ICTI,” and together with the Closing Pro Forma NAV, the “Estimated RIC Tax Schedule”), together with any supporting documentation requested by Parent (as updated, or if Parent makes no comments to the Estimated RIC Tax Schedule, or as adjusted pursuant to the determination of an Independent Accounting Firm, the “Final RIC Tax Schedule”). No later than thirty (30) Business Days prior to the Closing Date, Parent shall have a reasonable opportunity to review such Estimated RIC Tax Schedule. The Estimated RIC Tax Schedule shall be subject to Parent’s review and approval, which shall not be unreasonably withheld, delayed or conditioned. If Parent does not object to the Estimated RIC Tax Schedule by written notice to Company within ten (10) Business Days after receipt, then the Estimated RIC Tax Schedule shall be the Final RIC Tax Schedule and shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement. If Parent objects to all or a portion of the Estimated RIC Tax Schedule, it shall notify the Company in writing within ten (10) days of receipt a description of, and the basis for, any objection, and Parent and the Company shall act in good faith to resolve any such dispute for a period of ten (10) Business Days after the Company’s receipt of such notice. If the Company and Parent do not reach an agreement regarding any disputed item with respect to the Estimated RIC Tax Schedule during such time period, then the dispute shall be presented to the Independent Accounting Firm for final resolution. The Independent Accounting Firm shall make its decision solely based on such written submissions and shall not conduct an independent investigation. The Independent Accounting Firm shall be directed to promptly, and in any event within five (5) Business Days after its appointment pursuant to this Section 6.14(e), render its written decision on such matters under dispute (it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator). The Independent Accounting Firm’s determination shall be binding upon the parties, and the Final RIC Tax Schedule shall reflect the Independent Accounting Firm’s determination. The fees and expenses of the Independent Accounting Firm in connection with the resolution of any dispute under this Section 6.14(e) shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Company. The Final RIC Tax Schedule may only be amended or revised to the extent mutually agreed to by Parent and the Company in writing.
Section 6.15. Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Step to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.
Section 6.16. Takeover Statutes and Provisions. None of the Company, Parent or Acquisition Sub will take any action that would cause the Merger and related transactions to be subject to requirements imposed by any Takeover Statutes. Each of the Company and Parent shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger from, or if necessary to challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.
Section 6.17. Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by the Company’s stockholders or Parent’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the transactions contemplated hereby. Each of Parent and the Company (a) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (b) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).
Section 6.18. Tax Dividends; Coordination of Dividends.
(a) On or prior to October 31, 2020, the Company shall declare and pay a Tax Dividend to the extent necessary to ensure the Company has no undistributed amounts of (i) ICTI (determined without regard to Section 852(b)(2)(D) of the Code) for the taxable year ending October 31, 2020, (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code and, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code.
(b) Prior to the Closing Date, the Company shall declare and pay a Tax Dividend to the extent necessary to ensure the Company has no undistributed amounts of (i) ICTI (determined without regard to Section 852(b)(2)(D) of the Code) for the taxable period from November 1, 2020 to the Closing Date, or for any prior taxable period, (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code and, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code.
(c) The Company shall coordinate with Parent in advance on the calculation and amount of any Tax Dividend and no dividend or distribution to its stockholders, including a Tax Dividend, shall be declared or made without Parent’s prior written consent, provided, that Parent shall not unreasonably withhold, delay or condition its consent with respect to any Tax Dividend. In the event that a dividend or distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such dividend or distribution pursuant to and in accordance with Section 2.2 (Exchange of Certificates).
(d) Effective upon the date of this Agreement, the Company shall suspend its quarterly dividend program, and shall not declare or pay any quarterly or other dividend not expressly contemplated by this Agreement without Parent’s prior written consent.
Section 6.19. Reserved.
Section 6.20. Credit Support Agreement; Parent Trading Plan.
(a) Promptly following the Closing, the Parent External Adviser and Parent shall enter into a credit support agreement to be prepared in reasonable consultation with the Company on or prior to the Closing Date, providing for enhancement of shareholder credit in an aggregate amount of $23,000,000 on substantially the terms set forth on Exhibit F.
(b) On the Closing Date, the Parent Board shall announce Parent’s commitment to purchase up to $15,000,000 worth of shares of Parent Common Stock in the aggregate in open market transactions, at the then-current market price, if the shares of Parent Common Stock trade below the target net asset value per share discount set forth in Section 6.20 of the Parent Disclosure Letter, during the twelve (12) month period commencing upon the filing of the first quarterly report on Form 10-Q after the Closing Date, subject to Parent’s compliance with its covenant and regulatory requirements (the “Parent Trading Plan”). Purchases made pursuant to the Parent Trading Plan shall be in accordance with Rule 10b-18 under the Exchange Act.
Section 6.21. Update to Schedules. No later than close of business on the tenth (10th) Business Day immediately following the end of each calendar month ending after the date of this Agreement and no later than 12:00 p.m. (New York, New York time) on the Business Day immediately preceding the Closing Date, (a) the Company shall deliver to Parent a revised Acquired Loan Schedule and Equity Interest Schedule, each updated as necessary to reflect changes to the information contained therein between the Cut-off Time and such calendar month-end or the Closing Cut-off Time, as applicable, including without limitation the addition of Acquired Investments to, or deletion of Acquired Investments from, the relevant schedule and (b) the Company shall deliver to Parent a certificate setting forth the projected NAV of the Company as of the Closing Cut-off Time and, during the period from the date of this Agreement to October 31, 2020, a draft of the Estimated October 31 RIC Tax Schedule and, during the period from

November 1, 2020 to the Closing Date, a draft of the Estimated RIC Tax Schedule; provided that the certificate delivered on the Business Day immediately preceding the Closing Date shall set forth the final NAV of the Company and the final undistributed ICTI of the Company, each as of the Closing Cut-off Time.
Section 6.22. Election to Parent Board. Promptly after the Effective Time, Parent shall increase the size of its board of directors in order to cause one (1) current member of the Company Board who will be mutually selected by the Company and Parent between the date hereof and prior to the Closing Date to be appointed to the Parent Board on the Closing Date, and shall cause such Person to be so elected in a director class to be determined by Parent between the date hereof and the Closing Date.
Section 6.23. Company Advisory Agreement. The Company covenants and agrees that the Company Board shall, consistent with the requirements of Section 15 of the Investment Company Act, take, or cause to be taken, all steps necessary to ensure, the effectiveness of Company Investment Advisory Agreement at all times between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1 (Termination).
Section 6.24. Company-TTGA Parallel Facilities. Prior to the Closing, the Company shall make a recommendation to TTGA C-I MMF LP (“TTGA”) in respect of the Acquired Loan Documents relating to those Portfolio Companies listed on Section 6.24 of the Company Disclosure Letter, that the Parent (in its capacity as the successor of Company) shall continue as the collateral agent under such Acquired Loan Documents in respect of each such Acquired Loan Document following the Closing. In addition, prior to the Closing, the Company shall use its reasonable best efforts to enter into an intercreditor agreement with TTGA or modify the appropriate Acquired Loan Documents in form and substance acceptable to Parent in its sole discretion in respect of the investments in each of those Portfolio Companies set forth on Section 6.24 of the Company Disclosure Letter providing or to provide, among other things, (w) that TTGA’s investments in such Portfolio Companies shall not be secured by any assets or guaranteed by any obligors not securing or guaranteeing, as applicable, the Company’s investments in such Portfolio Companies (unless such assets or obligor shall substantially concurrently become a part of the Company’s collateral securing or guaranteeing, as applicable, its investments) and vice versa with respect to the Company’s investments in such Portfolio Companies, (x) that the Liens on the collateral securing TTGA’s investments in such Portfolio Companies (to the extent validly perfected and not subject to other Liens ranking senior to the Liens securing TTGA’s investments in such Portfolio Companies but junior to the Liens securing the Company’s investments in such Portfolio Companies) shall rank equal in priority to the Liens on the collateral securing the Company’s investments in such Portfolio Companies and vice versa with respect to the Liens on the collateral securing the Company’s investments in such Portfolio Companies, (y) that neither TTGA nor the Company shall amend or otherwise modify any documents relating to, exercise any enforcement or other remedies with respect to or otherwise take any action with respect to its investments in such Portfolio Companies without the prior written consent of the Company or TTGA, as applicable, other than immaterial amendments to such documents (provided that the Company or TTGA, as applicable, shall provide at least three (3) Business Days advance notice of any such immaterial amendments) and (z) for other customary pari passu intercreditor provisions.
Section 6.25. Security Holdings. The Company shall use its reasonable best efforts to cause the Security Holdings Stockholders Agreement to be amended prior to the Closing Date in form reasonably acceptable to Parent solely to reflect the substitution of Riga Capital S.A. by SIA Mindport and assignment of all of the rights and interests of Riga Capital S.A. under the Security Holdings Stockholders Agreement to SIA Mindport.
ARTICLE VII.
CONDITIONS TO THE MERGER

Section 7.1. Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:
(a) the Company shall have obtained the Company Stockholder Approval and Parent shall have obtained the Parent Stockholder Approval;
(b) the issuance of Parent Common Stock in connection with the First Step and the issuance of shares of Parent Common Stock upon the conversion of any instruments exchangeable therefor or convertible thereto shall have been approved for listing on the NYSE, subject to official notice of issuance;
(c) the Form N-14 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order;
(d) any applicable waiting period (and any extension thereof) under Antitrust Laws relating to the consummation of the Merger shall have expired or early termination thereof shall have been granted; and
(e) no Governmental Authority of competent jurisdiction shall have issued or entered any Law or Order which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the Merger.
Section 7.2. Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following additional conditions:
(a) each of the representations and warranties of the Company contained in (i) Section 3.2(a) (Capitalization) shall be true and correct in all respects (other than de minimis inaccuracies) when made and as of the Closing Date as though made on the Closing Date, (ii) Section 3.1 (Organization and Qualification), Section 3.2(c) (Capitalization), Section 3.3(a) (Authority Relative to Agreement), Section 3.3(b) (Authority Relative to Agreement), Section 3.14 (Taxes), Section 3.19 (Vote Required), Section 3.20 (Brokers), Section 3.21 (Opinion of Financial

Advisor) and Section 3.26(f) (Security Holdings) (collectively, the “Company Fundamental Representations”) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) this Agreement (other than the Company Fundamental Representations), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not reasonably be expected to have a Company Material Adverse Effect;
(b) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;
(c) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 7.2(a), Section 7.2(b), Section 7.2(d) and Section 7.2(e);
(d) since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;
(e) the Company shall have unrestricted cash in an aggregate amount of at least $49,000,000 plus the amount of net cash proceeds received by the Company from the sale of FOLIOfn, Inc. less the amount of any Tax Dividend or RIC Tax Liability actually paid by the Company prior to the Effective Time, which amount shall be immediately available to repay the Existing Notes;
(f) the administration agreement by and between the Company and its administrator, as amended from time to time, and the Company Investment Advisory Agreement shall have been terminated; and
(g) the Company and its Subsidiaries shall have delivered to Parent or the applicable controlled Affiliates of Parent the documents described in, and otherwise complied with Section 6.13 (Repayment of Existing Credit Facilities and Existing Notes) and Section 6.14(e) (RIC Tax Issues).
Section 7.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following additional conditions:
(a) each of the representations and warranties of Parent, Acquisition Sub and the Parent External Adviser contained in (i) Section 4.2(a) (Capitalization) shall be true and correct in all respects (other than de minimis inaccuracies) when made and as of the Closing Date as though made on the Closing Date, (ii) Section 4.1 (Organization and Qualification), Section 4.2(c) (Capitalization), Section 4.3(a) (Authority Relative to Agreement), Section 4.3(b) (Authority Relative to Agreement), Section 4.15 (Taxes), Section 4.20 (Vote Required), Section 4.21 (Brokers), Section 4.22 (Opinion of Financial Advisor), Section 5.1 (Organization and Qualification), Section 5.2(a) (Authority Relative to Agreement) and Section 5.2(b) (Authority Relative to Agreement) (collectively, the “Parent Fundamental Representations”) that (A) are not qualified by Parent Material Adverse Effect, Adviser Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (B) that are qualified by Parent Material Adverse Effect, Adviser Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Parent Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (iii) this Agreement (other than the Parent Fundamental Representations), without giving effect to any materiality, “Parent Material Adverse Effect” or “Adviser Material Adverse Effect” qualifications therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not reasonably be expected to have a Parent Material Adverse Effect or an Adviser Material Adverse Effect;
(b) Parent, Acquisition Sub and the Parent External Adviser shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;
(c) the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 7.3(a), Section 7.3(b), Section 7.3(d) and Section 7.3(e);
(d) since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect; and
(e) since the date of this Agreement, there shall not have occurred and be continuing any Adviser Material Adverse Effect.

Section 7.4. Frustration of Closing Conditions. None of Parent, Acquisition Sub or the Company may rely either as a basis for not consummating the Merger or any of the other transactions contemplated hereby or terminating this Agreement and abandoning the Merger on the failure of any condition set forth in Article VII to be satisfied if such failure was primarily caused by such party’s failure to perform or comply with any of its obligations under this Agreement.
ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval is obtained (except as otherwise expressly noted), as follows:
(a) by mutual written consent of each of Parent and the Company; or
(b) by either Parent or the Company, if:
(i) the First Step shall not have been consummated on or before 5:00 p.m. (New York, New York time) on February 10, 2021 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before the Termination Date;
(ii) prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have issued or entered any Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the transactions contemplated hereby, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to remove such Law or Order or other action; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was proximately caused by the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement; or
(iii) (A) the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the Company Stockholder Approval shall not have been obtained at such Company Stockholders’ Meeting (or at any adjournment or postponement thereof) at which a vote on the adoption of this Agreement is taken or (B) the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the

Parent Stockholder Approval shall not have been obtained at such Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) at which a vote on the approval of the Parent Stock Issuance and/or the Parent Below-NAV Issuance is taken; or
(c) by the Company if:
(i) Parent, Acquisition Sub or the Parent External Adviser shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 (Conditions to the Obligations of Each Party) or Section 7.3 (Conditions to the Obligation of the Company to Effect the Merger) and (B) is not capable of being cured by Parent, Acquisition Sub, or the Parent External Adviser, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent, Acquisition Sub or the Parent External Adviser, as applicable, on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 (Conditions to the Obligations of Each Party) or Section 7.2 (Conditions to the Obligations of Parent and Acquisition Sub to Effect the Merger) not to be satisfied; provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent’s breach has been primarily caused by a breach of any provision of this Agreement by the Company;
(ii) at any time prior to receipt of the Company Stockholder Approval, in order to concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.6 (No Solicitation); provided that (A) such proposal did not arise from a breach of any of the provisions set forth in Section 6.6 (No Solicitation) and (B) prior to or simultaneously with such termination the Company pays Parent the Company Termination Fee, plus the Expenses actually incurred by Parent and the Parent External Adviser on or prior to the termination of this Agreement; or
(iii) at any time prior to the First Step Effective Time, if (A) all of the conditions set forth in Section 7.1 (Conditions to the Obligations of Each Party) and Section 7.2 (Conditions to the Obligations of Parent and Acquisition Sub to Effect the Merger) have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination, and, solely with respect to Section 7.1 (Conditions to the Obligations of Each Party), if the failure of such conditions to be satisfied is primarily caused by a material breach by Parent, Acquisition Sub or the Parent External Adviser of any of their respective covenants or agreements contained in Section 6.3 (Preparation of Form N-14 and the Joint Proxy Statement; Stockholders’ Meetings), Section 6.4 (Appropriate Action; Consents; Filings), or Section 6.15 (Takeover Statutes and Provisions) of this Agreement), (B) Parent and Acquisition Sub do not consummate the First Step on or prior to the date the Closing is required to occur pursuant to Article I (The

Merger), (C) the Company shall have irrevocably confirmed in writing to Parent that (x) it is ready, willing and able to complete the Closing on the date of such confirmation and throughout the three (3) Business Day period following delivery of such confirmation, and (y) intends to terminate this Agreement pursuant to this Section 8.1(c)(iii) if Parent and Acquisition Sub fail to effect the Closing on the date required pursuant to Article I (The Merger), (D) Parent and Acquisition Sub fail to effect the Closing within three (3) Business Days following delivery of such confirmation and the date required pursuant to Article I (The Merger); or
(d) by Parent if:
(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 (Conditions to the Obligations of Each Party) or Section 7.2 (Conditions to the Obligations of Parent and Acquisition Sub to Effect the Merger) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Acquisition Sub or the Parent External Adviser is then in material breach of any of its representations, warranties, covenants or Agreement so as to cause any of the conditions set forth in Section 7.1 (Conditions to the Obligations of Each Party) or Section 7.3 (Conditions to the Obligation of the Company to Effect the Merger) not to be satisfied; provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company’s breach has been primarily caused by a breach of any provision of this Agreement by Parent; or
(ii) at any time prior to the receipt of the Company Stockholder Approval, if (x) the Company Board (or any committee thereof) shall have made a Company Adverse Recommendation Change, (y) the Company shall have willfully breached (as defined below) its obligations under Section 6.6 (No Solicitation), and such breach remains uncured for five (5) Business Days following the written notice thereof by Parent to the Company or (z) in the event a Competing Proposal structured as a tender offer for the Company’s Common Stock is commenced and, within ten (10) Business Days after the public announcement thereof, the Company shall not have issued a public statement (and filed a Schedule 14D-9) reaffirming the Company Recommendation and recommending that the stockholders of the Company reject such Competing Proposal.
Section 8.2. Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 8.1 (Termination), written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 (Termination Fees; Expenses) or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs), which shall be deemed in any such event to be damages of such party resulting from any intentional or willful breach of this Agreement prior to such termination or fraud, in which case, except as provided in Section 8.3 (Termination Fees; Expenses), the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, this Section 8.2, Section 8.3 (Termination Fees; Expenses), Section 8.6 (Expenses; Transfer Taxes) and Article IX (General Provisions) shall survive any termination of this Agreement pursuant to Section 8.1 (Termination). For purposes of this Agreement, “willful breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge or intention that the taking of such act or omission would, or would reasonably be expected to, constitute a material breach of this Agreement.
Section 8.3. Termination Fees; Expenses.
(a) If, but only if, this Agreement is terminated by:
(i) Parent pursuant to Section 8.1(d)(i) (Breach of Agreement by the Company) (but only if the breach giving rise to such termination under Section 8.1(d)(i) was a willful breach), Parent or the Company pursuant to Section 8.1(b)(iii)(A) (Requisite Company Stockholder Vote Not Obtained), and in either such case (x) prior to such termination (or of the Company Stockholders’ Meeting in the case of termination pursuant to Section 8.1(b)(iii)(A) (Requisite Company Stockholder Vote Not Obtained)), a Competing Proposal that has been made after the date of this Agreement shall have been publicly disclosed or otherwise communicated to the Company’s Board of Directors and not withdrawn prior to such date and (y) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to any Competing Proposal with a Third Party, and such Competing Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such twelve (12)-month period) (provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”);
(ii) the Company pursuant to Section 8.1(c)(ii) (Alternative Acquisition Agreement); or
(iii) Parent pursuant to Section 8.1(d)(ii) (Company Adverse Recommendation Change and Related Matters),
then, in any such case, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee, and with respect to any termination by the Company pursuant to Section 8.1(c)(ii) (Alternative Acquisition Agreement) or by Parent pursuant to Section 8.1(d)(ii) (Company Adverse Recommendation Change and Related Matters), the Expenses actually incurred by Parent and the Parent External Adviser.

Any payments required to be made under this Section 8.3(a) shall be made by wire transfer of same day funds to the account or accounts designated by Parent, (x) in the case of clause (i) above, on the same day as the consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, immediately prior to or concurrently with such termination and (z) in the case of clause (iii) above, promptly, but in no event later than three (3) Business Days after the date of such termination.
(b) If, but only if, this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) (Breach of Agreement by Parent or Acquisition Sub) (but only if the breach giving rise to such termination under Section 8.1(c)(i) (Breach of Agreement by Parent, Acquisition Sub or Parent External Adviser) was a willful breach) or Section 8.1(c)(iii) (Parent, Acquisition Sub or the Parent External Adviser Fail to Consummate the Closing), then, in any such case, Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee.
Any payments required to be made under this Section 8.3(b) shall be made by wire transfer of same day funds to the account or accounts designated by the Company immediately prior to or substantially concurrently with any such termination by Parent and promptly, but in no event later than three (3) Business Days after the date of such termination by the Company.
(c) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion or shall Parent be required to pay the Parent Termination Fee on more than one occasion.
(d) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9 (Specific Performance; Remedies), except in cases involving fraud, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.3(a) (Company Termination Fee), shall constitute the sole and exclusive monetary remedy of Parent, Parent External Adviser and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Company shall remain obligated to comply with the provisions of this Agreement that survive termination pursuant to Section 8.2). Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9 (Specific Performance; Remedies), except in cases involving fraud, the Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 8.3(b) (Parent Termination Fee), shall, in circumstances in which the Parent Termination Fee is owed, constitute the sole and exclusive monetary remedy of the Company against Parent, the Parent External Adviser and Acquisition Sub and their respective Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the

“Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent shall remain obligated to comply with the provisions of this Agreement that survive termination pursuant to Section 8.2).
(e) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, (ii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as applicable, in the circumstances in which such fee or expenses are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the other for the payment of any amount set forth in this Section 8.3, the Company or Parent, as applicable, shall pay the other’s costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Applicable Law.
Section 8.4. Amendment. Subject to Applicable Law, the parties hereto may only modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, if any such amendment shall by Applicable Law require further approval of the stockholders of the Company or Parent, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or Parent, as applicable.
Section 8.5 Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company or Parent) in whole or in part to the extent permitted by Applicable Law. At any time prior to the Effective Time, the Company or Parent may (a) waive or extend the time for the performance of any of the obligations or other acts of Parent, Acquisition Sub or the Parent External Adviser, in the case of the Company, or the Company, in the case of Parent, or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent, Acquisition Sub or the Parent External Adviser, in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and expressly setting forth the nature of such extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.6. Expenses; Transfer Taxes. Except as expressly set forth herein (including Section 8.3 (Termination Fees; Expenses)), all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided that Parent and the Company shall each be responsible for one-half of all filing fees incurred in connection with the HSR Act or any Independent Accounting Firm engaged pursuant to Section 6.14(e) (Certain Tax Matters—RIC Tax Issues). Other than Taxes imposed upon holders of Company Common Stock, the Company shall pay (and file any related Tax Returns for) all (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with this Agreement.
ARTICLE IX.
GENERAL PROVISIONS

Section 9.1. Non-Survival of Representations, Warranties and Agreements. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2 (Effect of Termination), upon the termination of this Agreement pursuant to Section 8.1 (Termination), as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7 (Directors’ and Officers’ Indemnification and Insurance).
Section 9.2. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery (with concurrent email delivery), by prepaid overnight courier (providing written proof of delivery) (with concurrent email delivery) or by confirmed electronic mail, addressed as follows:
if to Parent, Acquisition Sub or the Parent External Adviser:
Barings BDC, Inc.
300 South Tryon Street, Suite 2500
Charlotte, North Carolina
Email:  jonathan.bock@barings.com
         jonathan.landsberg@barings.com
Attention:Jonathan Bock
Jonathan Landsberg

with a copy (which shall not constitute notice) to:
Dechert LLP
1900 K Street NW
Washington, DC 20006
Phone:  (202) 261-3300
Email:  harry.pangas@dechert.com
         gregory.schernecke@dechert.com
Attention: Harry Pangas, Esq.
         Gregory A. Schernecke, Esq.
if to the Company:
MVC Capital, Inc.
287 Bowman Avenue, 2nd Floor
Phone:  (914) 701-0310
Purchase, NY 10577
Email:  mtokarz@tokarzgroup.com
Attention:Michael Tokarz
with a copy (which shall not constitute notice) to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Phone:  (212) 715-9100
Email:  gsilfen@kramerlevin.com
        tshen@kramerlevin.com
Attention: George M. Silfen
        Terrence Shen

or to such other address, electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
Section 9.3 Interpretation; Certain Definitions.
(a) The parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date first set forth above, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Contract, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “$” refer to currency of the United States. The phrase “the ordinary course of business” means “the ordinary course of business consistent with past practice.” The term “or” is not exclusive.
Section 9.4  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the First Step be consummated as originally contemplated to the fullest extent possible.
Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that the D&O Indemnified Parties (with respect to Section 6.7 (Directors’ and Officers’ Indemnification and Insurance) and this Section 9.7 from and after the Effective Time), are intended third-party beneficiaries hereof.
Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the latter shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH

PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.8.
Section 9.9 Specific Performance; Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without proof of actual damages), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained herein, this Section 9.9 is not intended and shall not be construed to limit in any way the provisions of Section 8.3(d) (Termination Fees; Expenses).
Section 9.10  Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub, the Parent External Adviser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
BARINGS BDC, INC.

By	/s/ Jonathan Bock
	Name:	Jonathan Bock
	Title:	Chief Financial Officer
MUSTANG ACQUISITION SUB, INC.

By	/s/ Jonathan Landsberg
	Name:	Jonathan Landsberg
	Title:	President
BARINGS LLC

By	/s/ Eric Lloyd
	Name:	Eric Lloyd
	Title:	Managing Director

MVC CAPITAL, INC.

By	/s/ Michael Tokarz
	Name:	Michael Tokarz
	Title:	Chairman

[Signature Page to Agreement and Plan of Merger]

Appendix A
As used in this Agreement, the following terms shall have the following meanings:
“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.6(c).
“Acquired Equity Interests” shall mean all of the equity interests in Portfolio Companies owned by the Company and its Subsidiaries, each of which is identified on the Equity Interest Schedule, as updated pursuant to Section 6.21 (Updates to Schedules).
“Acquired Investments” shall mean the Acquired Equity Interests and the Acquired Loans.
“Acquired Loan Documents” shall mean the credit and financing agreements, guarantees (including third-party guarantees), subordination agreements, Acquired Loan Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents affecting the Company’s and its Subsidiaries’ ownership, economic or other rights with respect to the Acquired Loans or in which the Company or its Subsidiaries has an interest, in connection with the Acquired Loans (together with all modifications, amendments and supplements thereto and waivers, extensions, cancellations and releases thereunder).
“Acquired Loan Notes” shall mean the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in the Company’s or its Subsidiaries’ possession or control) issued to the order of the Company or its Subsidiaries, or copies of a “master” note if no such note was issued to the Company or its Subsidiaries or an allonge endorsing a note in favor of the Company or its Subsidiaries, evidencing indebtedness owing to the Company or its Subsidiaries under an Acquired Loan.
“Acquired Loan Schedule” shall mean the schedule attached hereto as Section A-5 of the Company Disclosure Letter, which identifies (i) each Acquired Loan (ii) the name of the Borrower of each Acquired Loan, (iii) the interest rate on each Acquired Loan, (iv) the maturity date of each Acquired Loan, (v) the outstanding unpaid principal amount of each Acquired Loan as of the Cut-off Time (as updated in accordance with Section 6.21 (Updates to Schedules)), (vi) the amount of accrued interest for each Acquired Loan; (vii) the amount of accrued but unpaid fees or other amounts (other than accrued interest) for each Acquired Loan; and (viii) the currency for each Acquired Loan; (ix) any undrawn commitments with respect to each Acquired Loan.
“Acquired Loans” shall mean all of the loans owned by the Company or its Subsidiaries as of the date hereof, each of which is identified on the Acquired Loan Schedule, as updated pursuant to Section 6.21 (Updates to Schedules).
“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Adviser Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that would, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Parent External Adviser, or (2) the ability of the Parent External Adviser or Parent to timely perform its or their obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute or be taken into account in determining whether an Adviser Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist, with respect to clause (1) above: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Parent External Adviser operates (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Law or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the fair value, price or trading volume of Parent’s securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (v) any failure by the Parent External Adviser to meet published analyst estimates or expectations of the Parent External Adviser’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (vi) any failure by the Parent External Adviser to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus); (viii) the negotiation, existence, announcement of this Agreement or the performance of the transactions contemplated by this Agreement, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Parent External Adviser (other than with respect to the Parent External Adviser’s relationship with Parent and its Subsidiaries) or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of the Parent External Adviser, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by the Company regarding the plans or intentions of the Company with respect to the conduct of the business of Parent or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein (in each case, other than with respect to any Contracts of the Parent External Adviser with Parent or any of its Subsidiaries); (ix) any action taken by the Parent External Adviser which is required or permitted by or resulting from or arising in connection with this Agreement; and (x) any actions taken (or omitted to be taken) at the request of the Company; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether an Adviser Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Parent External Adviser, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate.
“Affiliate” of a Person shall mean any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no Portfolio Company shall be an Affiliate of such Person).
“Agreement” shall have the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.6(d).
“Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.
“Antitrust Laws” shall have the meaning set forth in Section 3.4.
“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, judgment or directive (including those of any self-regulatory organization) applicable to and legally binding on the Parent External Adviser, Company, Parent, Acquisition Sub or any of their respective Affiliates, directors, employees or agents, as the case may be.
“Articles of Merger” shall mean the First Step Certificate of Merger and the Second Step Articles of Merger.
“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).
“BDC” shall have the meaning set forth in the Recitals.
“Blue Sky Laws” shall mean state securities or “blue sky” laws.
“Book-Entry Shares” shall have the meaning set forth in Section 2.1(a)(ii).
“Borrowers” shall mean those Persons who constitute “borrowers”, “guarantors”, “credit parties”, “loan parties” (or any similarly defined entity) under the Acquired Loan Documents.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, as may be amended or modified.
“Cash Consideration” shall have the meaning set forth in Section 2.1(a)(ii).
“Certificates” shall have the meaning set forth in Section 2.1(a)(ii).
“Closing” shall have the meaning set forth in Section 1.2.
“Closing Cut-off Time” shall mean 5:00 p.m. (New York, New York time) on the second Business Day immediately prior to the Closing Date.
“Closing Date” shall have the meaning set forth in Section 1.2.
“Closing Date Total FX Linked Adjustment” shall mean that amount indicated on Exhibit A-1 as the TOTAL FX Linked Adjustment calculated in accordance with the principles and example calculations set forth on Exhibit A-1 by replacing all amounts shown on Exhibit A-1 as relating to or as of July 31 with corresponding amounts relating to or as of the Closing Date.
“Closing Date Indebtedness” shall have the meaning set forth in Section 6.13.
“Closing Pro Forma ICTI” shall having that meaning set forth in Section 6.14(e).
“Closing Pro Forma NAV” shall having that meaning set forth in Section 6.14(e).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the Preamble.
“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(b).
“Company Board” shall have the meaning set forth in the Recitals.
“Company Common Stock” shall have the meaning set forth in the Recitals.
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company Fundamental Representations” shall have the meaning set forth in Section 7.2(a).
“Company IPR” shall mean all Intellectual Property Rights owned, in whole or part, by the Company or its Subsidiaries.

“Company Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that would have or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist, with respect to clause (1) above: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Company, any of its Subsidiaries, or any of the Portfolio Companies operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Law or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the fair value, price or trading volume of the Company’s or any of the Portfolio Companies’ securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any failure by the Company or any of the Portfolio Companies to meet published analyst estimates or expectations of the Company’s or such Portfolio Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any failure by the Company, any of its Subsidiaries, or any Portfolio Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus); (viii) the negotiation, existence, announcement of this Agreement or the performance of the transactions contemplated by this Agreement, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any Portfolio Companies or any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of the Company, any of its Subsidiaries or any Portfolio Company, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein; (ix) any action taken by the Company, any of its Subsidiaries, any Portfolio

Company, in each case which is required or permitted by or resulting from or arising in connection with this Agreement; and (x) any actions taken at the express written request of Parent; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate.
“Company Material Contract” shall have the meaning set forth in Section 3.15(a).
“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement.
“Company Related Parties” shall have the meaning set forth in Section 8.3(d).
“Company SEC Documents” shall have the meaning set forth in Section 3.6(a).
“Company Stockholder Approval” shall have the meaning set forth in Section 3.19.
“Company Stockholders’ Meeting” shall have the meaning set forth in Section 6.3(b).
“Company Strategic Review Committee” shall have the meaning set forth in the Recitals.
“Company Termination Fee” shall mean $2,937,938.00.
“Company’s Bylaws” shall have the meaning set forth in Section 3.1.
“Company’s Charter” shall have the meaning set forth in Section 3.1.
“Company Data” shall mean the Company and Subsidiaries proprietary or confidential data, including customer data and Personal Data owned, controlled, processed or otherwise held by the Company and its Subsidiaries.
“Company Investment Adviser” shall mean The Tokarz Group Advisers LLC.
“Company Investment Advisory Agreement” shall mean the agreement entered into by the Company Investment Adviser with the Company for the purpose of providing investment advisory or investment management services.
“Competing Proposal” shall have the meaning set forth in Section 6.6(g)(i).
“Confidentiality Agreement” shall mean the mutual nondisclosure agreement, effective as of June 3, 2020, between Parent, the Parent External Adviser and the Company.
“Consent” shall have the meaning set forth in Section 3.4.

“Contract” shall mean any written agreement, contract, subcontract, lease, sublease, investment advisory agreement, administration agreement, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person. The terms “Controlling” and “Controlled” shall have correlative meanings.
“Control Investment” shall mean any company (i) the voting securities of which the Company beneficially owns, either directly or through one or more controlled companies, more than 25%, (ii) that the Company is otherwise deemed to “control” under Section 2(a)(9) of the Investment Company Act or (iii) is otherwise set forth on Section A-4 of the Company Disclosure Letter. Each Control Investment of the Company and its Subsidiaries as of the date hereof is scheduled on Section A-4 of the Company Disclosure Letter.
“Cut-off Time” shall mean 5:00 p.m. (New York, New York time) on the second Business Day immediately preceding the date of this Agreement.
“D&O Indemnified Parties” shall have the meaning set forth in Section 6.7(a).
“DGCL” shall have the meaning set forth in the Recitals.
“Dissenting Shares” shall have the meaning set forth in Section 2.3.
“Effective Time” shall have the meaning set forth in Section 1.3(b).
“Environmental Laws” shall mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes, in effect as of the date hereof.
“Equity Governing Documents” shall mean, with respect to an Acquired Equity Interest, the certificate or articles of incorporation, certificate of formation or partnership, limited liability company or partnership agreement, stockholders agreement, option or warrant agreement, registration rights agreement, buy-sell arrangement and any other document that governs or otherwise affects the terms of any Acquired Equity Interest (together with all modifications, amendments and supplements thereto and waivers, extensions, cancellations and releases thereunder).
“Equity Interest Schedule” shall mean the schedule attached hereto as Section A-6 of the Company Disclosure Letter, which identifies (i) each share of common or preferred stock, limited liability company or limited partnership interest, or option or warrant to acquire any share of common or preferred stock, limited liability company or limited partnership interest of a Portfolio Company; (ii) the issuer of such Acquired Equity Interest and (iii) any undrawn commitments with respect to each Acquired Equity Interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) which is treated with any other Person as a single employer within the meaning of Section 414 of the Code.
“Estimated October 31 RIC Tax Schedule” shall have the meaning set forth Section 6.14(e)(v).
“Estimated RIC Tax Schedule” shall having that meaning set forth in Section 6.14(e).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” shall have the meaning set forth in Section 2.2(a).
“Exchange Fund” shall have the meaning set forth in Section 2.2(a).
“Exchange Ratio” shall have the meaning set forth in Section 2.1(a)(ii).
“Existing Credit Facilities” shall mean the credit facilities under the following credit agreements: (i) that certain Secured Revolving Credit Agreement, dated July 31, 2013, among the Company and Branch Banking and Trust Company and (ii) that certain Credit and Security Agreement, dated January 29, 2019, by and between the Company, certain Subsidiary guarantors, the lenders from time to time party thereto and People’s United Bank, National Association, as agent, each as amended from time to time.
“Existing Notes” shall mean the 6.25% senior notes due November 30, 2022 in the initial principal amount of $115,000,000 issued pursuant to the Existing Notes Indenture.
“Existing Notes Indenture” shall mean that certain Indenture dated as of February 26, 2013, by and between the Company and U.S. Bank National Association, as amended pursuant to the Second Supplemental Indenture, dated as of November 15, 2017.
“Expenses” shall mean, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Joint Proxy Statement and Form N-14, the filing of any required notices under the HSR Act or other Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement up to an amount not to exceed $1,175,175.00.
“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977.
“Final October 31 RIC Tax Schedule” shall have the meaning set forth Section 6.14(e)(v).
“Final RIC Tax Schedule” shall having that meaning set forth in Section 6.14(e).
“First Step” shall have the meaning set forth in the Recitals.
“First Step Certificate of Merger” shall have the meaning set forth in Section 1.3(a).
“First Step Effective Time” shall have the meaning set forth in Section 1.3(a).
“First Step Surviving Corporation” shall have the meaning set forth in the Recitals.
“Forecasts” shall have the meaning set forth in Section 4.28.
“Form N-14” shall have the meaning set forth in Section 3.7.
“GAAP” shall mean the United States generally accepted accounting principles, consistently applied in accordance with past practice.
“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.
“Hazardous Materials” shall mean all hazardous or toxic substances, materials or wastes, pollutants or contaminants defined as such by, or regulated as such under, any Environmental Laws.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“ICTI” shall mean “investment company taxable income” within the meaning of Section 852(b) of the Code.

“Indebtedness” shall mean (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks, (iv) any capitalized lease obligations, (v) all obligations of any Person as an account party in respect of letters of credit, surety bond, performance bonds, bankers acceptances or similar obligations or instruments, in each case, to the extent drawn, (vi) any indebtedness secured by a Lien on such Person’s assets, (vii) guarantees, endorsements and assumptions in respect of any of the foregoing clauses (i) through (vi) and (viii) all principal, accrued and unpaid interest, fees, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses, breakage costs, “make-whole amounts”, indemnity and expense reimbursement obligations and other monetary obligations in connection therewith in respect of the items described in the foregoing clauses (i) through (vii).
“Independent Accounting Firm” shall having that meaning set forth in Section 6.14(e)(v).
“Inquiry” shall have the meaning set forth in Section 6.6(a).
“Intellectual Property Rights” shall have the meaning set forth in Section 3.13(a).
“Intended Tax Treatment” shall have the meaning set forth in Section 6.14(a).
“Intervening Event” shall mean a material event, occurrence, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which was unknown to, nor reasonably foreseeable by, the Company Board as of the date of this Agreement and becomes known to or by the Company Board prior to the time the Company Stockholder Approval is obtained; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Competing Proposal or any matter relating thereto or consequence thereof; and (ii) changes in the market price or trading volume of the Company Common Stock or meeting or exceeding any Forecasts (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).
“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.
“IRS” shall mean the United States Internal Revenue Service.
“Joint Proxy Statement” shall have the meaning set forth in Section 3.7.

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge of those natural Persons set forth in Section A-1 of the Company Disclosure Letter, after reasonable inquiry by such Person, (ii) with respect to Parent, the actual knowledge of those natural Persons set forth in Section A-2 of the Parent Disclosure Letter, after reasonable inquiry by such Person and (iii) with respect to the Parent External Adviser, the actual knowledge of those natural Persons set forth in Section A-3 of the Parent Disclosure Letter, after reasonable inquiry by such Person.
“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.
“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, charges, bailments (in the nature of a pledge or for purposes of security), deeds of trust, easements, options, rights of first refusal or first offer, rights of way, licenses, deeds of restriction, leases, encroachments, other transfer restrictions thereon or servitudes of any kind.
“made available” shall mean, with respect to any document or other information, such document or other item of information was filed with the SEC or included in the virtual data room established by the Company or Parent, as the case may be, in connection with the Merger or the other transactions contemplated by this Agreement, in each case at least one (1) Business Day prior to the date of this Agreement.
“Merger” shall have the meaning set forth in the Recitals.
“Merger Consideration” shall have the meaning set forth in Section 2.1(a)(ii).
“MGCL” shall have the meaning set forth in the Recitals.
“NAV” shall mean, with respect to the Company or Parent, net asset value (within the meaning of the Investment Company Act) of the applicable entity, as determined in good faith consistent with past practice by such entity (i.e., the Company determines its NAV and Parent determines its NAV).
“Net Capital Gain” shall mean “net capital gain” within the meaning of Section 1222(11) of the Code.
“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.6(d)(i).
“Notice of Superior Proposal” shall have the meaning set forth in Section 6.6(d)(ii).
“NYSE” shall mean the New York Stock Exchange.
“October 31 Pro Forma ICTI” shall have the meaning set forth Section 6.14(e)(v).

“October 31 Pro Forma NAV” shall have the meaning set forth Section 6.14(e)(v).
“October 31 Tax Return” shall have the meaning set forth Section 6.14(e)(v).
“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.
“Parent” shall have the meaning set forth in the Preamble.
“Parent Below-NAV Issuance” shall have the meaning set forth in the Recitals.
“Parent Board” shall have the meaning set forth in the Recitals.
“Parent Common Stock” shall have the meaning set forth in Section 2.1(a)(ii).
“Parent Data” shall mean Parent and its Subsidiaries proprietary or confidential data, including customer data and Personal Data owned, controlled, processed or otherwise held by Parent and its Subsidiaries.
“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.
“Parent External Adviser” shall have the meaning set forth in the Preamble.
“Parent External Adviser Documents” shall mean Parent External Adviser’s articles of formation, as amended to date, as currently in effect, together with the Parent External Adviser’s limited liability company agreement.
“Parent External Adviser Permits” shall have the meaning set forth in Section 5.4(a).
“Parent Forecasts” shall have the meaning set forth in Section 3.29.
“Parent Fundamental Representations” shall have the meaning set forth in Section 7.3(a).
“Parent Investment Advisory Agreement” shall mean the agreement entered into by the Parent External Adviser with Parent for the purpose of providing investment advisory or investment management services.
“Parent Investment Advisory Agreement Amendment” shall have the meaning set forth in Section 4.20.
“Parent IPR” shall mean all Intellectual Property Rights owned (or purported to be owned), in whole or part, by or exclusively licensed to the Parent or its Subsidiaries.
“Parent Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that would, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on (1) the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (2) the ability of Parent to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist, with respect to clause (1) above: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which Parent or its Subsidiaries operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Law or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the fair value, price or trading volume of Parent’s securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (v) any failure by Parent to meet published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (vi) any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus); (viii) the negotiation, existence, announcement of this Agreement or the performance of the transactions contemplated by this Agreement, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Parent and its Subsidiaries or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of Parent or any of its Subsidiaries, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by the Company regarding the plans or intentions of the Company with respect to the conduct of the business of Parent or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein; (ix) any action taken by Parent or any of its Subsidiaries, in each case which is required or permitted by or resulting from or arising in connection with this Agreement and (x) any actions taken at the express written request of the Company; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate.

“Parent Material Contract” shall have the meaning set forth in Section 4.16(a).
“Parent Organizational Documents” shall mean the articles of incorporation and bylaws, each as amended to date, of each of Parent and Acquisition Sub.
“Parent Recommendation” shall mean the recommendation of the Parent Board that the stockholders of Parent approve the Parent Stock Issuance.
“Parent Related Parties” shall have the meaning set forth in Section 8.3(d).
“Parent SEC Documents” shall have the meaning set forth in Section 4.6(a).
“Parent Stock Issuance” shall have the meaning set forth in the Recitals.
“Parent Stockholder Approval” shall have the meaning set forth in Section 4.20.
“Parent Termination Fee” shall mean $4,700,701.00.
“Parent Trading Plan” shall have the meaning set forth in Section 6.20.
“Payoff Letter” shall have the meaning set forth in Section 6.13.
“Permit” shall mean any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Authority.
“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable, being contested in good faith by appropriate proceedings by the Company or any Subsidiary and for which adequate accruals or reserves have been established, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property and which are not violated by the current use and operation of such leased real property or the operation of the business of the Company and its Subsidiaries, (v) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (vii) such Liens or other imperfections of title, if any, that do not have a Company Material Adverse Effect, Parent Material Adverse Effect or Adviser Material Adverse Effect (as applicable), including Liens for any supplemental Taxes or assessments not shown by the public records, (viii) Liens disclosed on existing title reports or existing surveys, (ix) Liens securing acquisition financing with respect to the applicable asset, including refinancing thereof, (x) Lien described in Appendix A to the Company Disclosure Letter or the Parent Disclosure Letter (as applicable), (xi) in the case of Intellectual Property Rights, third party license agreements entered into in the ordinary course of business, (xii) any other Liens that will be release on or prior to the Closing Date, and (xiii) the replacement, extension or renewal of any of the foregoing.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Personal Data” shall mean any information relating to an identified or identifiable natural person including (i) a natural person’s name, street address, telephone number, email address, photograph, passport number, credit card number, bank information, or account number, and (ii) any other piece of non-publicly available information that allows the identification of such natural person or is otherwise considered personally identifiable information or personal information under Applicable Law.
“Portfolio Company” shall mean any entity in which the Company or any of its Subsidiaries has made, makes or proposes to make a Portfolio Investment.
“Portfolio Investment” shall mean any debt or equity investment (including any guarantee) that is or would be reflected in the Company’s Schedule of Investments included in the Company’s quarterly or annual reports.
“Proceeding” shall mean an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative, by or before a Governmental Authority.
“Regulatory Documents” shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to applicable Securities Laws or the applicable rules and regulations of any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.
“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
“Reorganization” shall have the meaning set forth in Section 6.14(a).
“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, agents, accountants, counsel, financial advisors, consultants and other advisors or representatives.
“RIC” shall have the meaning set forth in Section 3.14(k).

“RIC Tax Liability” shall mean any Tax liability imposed on the Company under Section 852(b)(3)(A) of the Code (or any corresponding provision in any state or local Tax law) in connection with Net Capital Gain that is deemed distributed to shareholders of the Company pursuant to an election made under Section 852(b)(3)(D) of the Code (or any corresponding election pursuant to any state or local Tax law) with respect to the taxable year of the Company ending on October 31, 2020 and/or the taxable period of the Company ending on the Closing Date, as determined based on the Final October 31 RIC Tax Schedule or Final RIC Tax Schedule, as applicable.
“SDAT” shall have the meaning set forth in Section 1.3(b).
“SEC” shall mean the United States Securities and Exchange Commission.
“Security Holdings” shall have the meaning set forth in Section 3.26(f).
“Security Holdings Stockholders Agreement” shall have the meaning set forth in Section 3.26(f).
“Second Step” shall have the meaning set forth in the Recitals.
“Second Step Articles of Merger” shall have the meaning set forth in Section 1.3(b).
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, Blue Sky Laws, all similar foreign securities laws, and the rules and regulations promulgated thereunder.
“Security” shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.
“Share Consideration” shall have the meaning set forth in Section 2.1(a)(i).
“Subsidiary” shall mean, as to any Person, any corporation, partnership, limited liability company, association or other business entity that is consolidated with such Person for financial reporting purposes under GAAP.
“Superior Proposal” shall have the meaning set forth in Section 6.6(g)(ii).
“Surviving Corporation” shall have the meaning set forth in the Recitals.
“Takeover Statutes” shall have the meaning set forth in Section 3.18.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, assessments, obligations and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or Taxing Authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, alternative or add-on minimum, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.
“Tax Dividend” shall mean a dividend or dividends, with respect to any applicable tax year or period, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to the Company’s stockholders all of its previously undistributed (i) ICTI (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code and (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code.
“Tax Returns” shall mean returns, forms, statements, schedules, reports, claims for refund, information statements or other documents, including any amendment, schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or Taxing Authority.
“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).
“Third Party” shall mean any Person or group of Persons other than Parent, Acquisition Sub and their respective Affiliates.
“TTGA” shall have the meaning set forth in Section 6.25.

Final Form
Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MVC CAPITAL, INC.

1.Name. The name of the Corporation is MVC Capital, Inc.
2.Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, DE 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
3.Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.
4.Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of $0.01. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.
5.Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.
6.Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
7.Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.
8.Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

(i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
9.Business Combinations with Interested Stockholders.  The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

26903482.4.BUSINESS

Exhibit A-1
EURO Investment FX Adjustment
				€/$
			7/31/2020	1.1771
Reference Rates			7/30/2020	1.1847
	4/30	7/31 Average	7/29/2020	1.1792
€/$	1.0955	1.17756	7/28/2020	1.1716
			7/27/2020	1.1752
			Average	1.17756

MVC Automotive		EURO
	4/30 Valuation @ 1.0955	7/31 Average Valuation @ 1.17756
Euro Investment Value	20,687,786	20,687,786
$ Investment Value	22,663,470	24,361,110
$ Debt	8,454,470	8,454,470
$ Equity	14,209,000	15,906,640

$ Value Adjustment		1,697,640

Security Holdings		EURO
	4/30 Valuation @ 1.0955	7/31 Average Valuation @ 1.17756
Euro Investment Value	29,065,419	29,065,419
$ Investment Value	31,841,166	34,226,274
$ Debt	13,907,166	13,907,166
$ Equity	17,934,000	20,319,108
$ Letter of Credit	(184,712)	(198,548)

$ Value Adjustment		2,371,272

TOTAL FX Linked Adjustment		4,068,912

Exhibit B
OCTOBER 31 PRO FORMA NAV SCHEDULE
A) Net Asset Value based on last formal monthly close:
B) Adjustments1:
1)Estimated Income accruals from last monthly close through 10/31/2020
2)Estimated expenses from last monthly close through 10/31/2020 (include estimated merger expenses through that date)
3)Estimated transactions from last monthly close through 10/31/2020 versus previous mark to estimate realized gain or loss and change in unrealized appreciation (depreciation)
4)Update current marks for current F/X rates
5)Estimated Dividends Paid, if any
C) Proforma 10/31/2020 NAV2:
1 - An excel tab will be included for each adjustment category which will provide detail behind the adjustment
2 - Proforma NAV will not include an estimate of valuation changes from the 10/31/2020 valuation process

Exhibit C
OCTOBER 31 PRO FORMA ICTI SCHEDULE
ICTI
A) Estimated Undistributed ICTI based on the August 31, 2020 tax provision prepared by the Company’s fund administrator and reviewed by Company's tax return preparer:
B) Adjustments to the August 31, 2020 provision1:
1)Estimated book net operating income through 10/31/2020 (include estimated merger expenses through that date)
2)Estimated book to tax differences related to book net operating income through 10/31/2020
3)Estimated taxable ordinary income or losses from portfolio company transactions through 10/31/2020
4)Estimated dividends paid through 10/31/2020, if any
5)Estimated GILTI tax inclusion for FY 2020
6)Estimated dividends to be paid, if any
C) Estimated proforma undistributed ICTI for 10/31/2020
Undistributed Net Capital Gain and RIC Tax Liability
A) Estimated Undistributed Net Capital Gain based on the August 31, 2020 tax provision prepared by the Company’s fund administrator and reviewed by Company's tax return preparer:
B) Adjustments to the August 31, 2020 provision1:
1)Estimated taxable net capital gains (losses) from portfolio company transactions through 10/31/2020
2)Estimated capital gains dividends paid, if any
C) Estimated proforma undistributed Net Capital Gains (Losses) for 10/31/2020
D) Deemed Distribution Required based on Estimated proforma undistributed Net Capital Gains (Losses) for 10/31/2020
E) Estimated Federal Income payable on the shareholders behalf

1 - An excel tab will be included for each adjustment category which will provide detail behind the adjustment

Exhibit D
CLOSING PRO FORMA NAV SCHEDULE

A) Net Asset Value based on last formal monthly close:
B) Adjustments1:
1)Estimated Income accruals from last monthly close through Closing Cut-off Time
2)Estimated expenses from last monthly close through Closing Cut-off Time (include estimated merger expenses through that date)
3)Estimated transactions from last monthly close through Closing Cut-off Time versus previous mark to estimate realized gain or loss and change in unrealized appreciation (depreciation)
4)Update current marks for current F/X rates
5)Estimated Dividends Paid, if any
C) Proforma Closing Cut-off Time NAV2:
1 - An excel tab will be included for each adjustment category which will provide detail behind the adjustment
2 - Proforma NAV will not include an estimate of valuation changes since the last quarterly valuation process

Exhibit E
CLOSING PRO FORMA ICTI

ICTI
A) Calculations1:
1)Estimated book net operating income from 11/1/2020 through Effective Time (include estimated merger expenses through that date)
2)Estimated book to tax differences related to book net operating income from 11/1/2020 through
3)Estimated taxable ordinary income or losses from portfolio company transactions from 11/1/2020 through Effective Time
4)Estimated dividends paid from 11/1/2020 through Effective Time, if any
5)Other estimated potential adjustments (GILTI, MVC PE Fund Schedule K-1, etc.)2
B) Estimated proforma undistributed ICTI from 11/1/2020 through Effective Time
Undistributed Net Capital Gain and RIC Tax Liability
A) Calculations1:
1)Estimated taxable net capital gains (losses) from portfolio company transactions from 11/1/2020 through Effective Time
2)Estimated capital gains dividends paid from 11/1/2020 through Effective Time, if any
B) Estimated proforma undistributed Net Capital Gains (Losses) from 11/1/2020 through Effective Time
C) RIC Tax Liability based on Estimated proforma undistributed Net Capital Gains (Losses) from 11/1/2020 through Effective Time
1 - An excel tab will be included for each adjustment category which will provide detail behind the adjustment
2 - Other estimated adjustments are to be determined based on discussion with tax advisers

Final Form
Exhibit F
Terms of Credit Support Agreement

Summary Term Sheet—Credit Support Agreement

Issuer	[Affiliate of Barings LLC]
Policy holder	[Affiliate of Barings BDC, Inc.]
Maximum obligation	$23,000,000
Upfront fee	None
Effective date	[Date of transaction close between Barings BDC, Inc. and MVC Capital]
Designated settlement / payment date	The earlier of [January 1, 2031] or the time at which the entire Reference Portfolio has been realized or written off
Reference portfolio
•Investments acquired from MVC Capital (“Reference Portfolio”) [held in the [legal entity]]
◦[#] of Non-control/Non-affiliated investments
◦[#] of Affiliate investments
◦[#] of Control investments
◦See schedule in [Appendix] [To include a detailed list of the loan/equity details for each portfolio company]
•Investments that are restructured, amended, extended or otherwise modified (including to new securities) will continue to be included in the Reference Portfolio until such time as these investments are realized or written off entirely

Reference portfolio value	Aggregate purchase price of Reference Portfolio of $[ ]
Obligation basis	Change in the market value of the Reference Portfolio
Calculation of obligation
•Net cumulative unrealized and realized gains/losses of the Reference Portfolio from the Effective Date to the calculation date (“CSA Account Value”)
•In the event the CSA Account Value is positive, no obligation will exist
•As defined above, the maximum obligation shall be $23,000,000
◦For the avoidance of doubt, if the CSA Account Value is less than negative $23,000,000, any losses in excess of this amount shall be borne by the Policy Holder

Reporting
•Policy Holder shall submit detailed calculation of CSA Account Value no later than [30] days following each measurement period
•In the event of a realization, restructuring, amendment, extension or other modification of an investment in the Reference Portfolio, Policy Holder shall submit [reference documentation] within [30] days following such event

Settlement mechanics	On the Designated Settlement date, following the final calculation of the CSA Account Value, the Issuer will make a cash payment to the Policy Holder
26
26893933.2.BUSINESS